UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

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The Manitowoc Company

(Name of Registrant as Specified In Its Charter)

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THE MANITOWOC COMPANY, INC.
2400 South 44th Street
P.O. Box 66
Manitowoc, Wisconsin 54221-0066
(920) 684-4410

March 25, 2010

Dear Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of The Manitowoc Company, Inc. which will be held at the Holiday Inn Manitowoc, located at 4601 Calumet Avenue, Manitowoc, Wisconsin 54220, on Tuesday, May 4, 2010, at 9:00 a.m. (CDT).

As set forth in the enclosed proxy materials, the following matters of business are scheduled to be acted upon at the meeting:

1.	The election of three directors.

2.	The approval of the 2003 Incentive Stock and Awards Plan.

3.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

4.	Such other business as may properly come before the annual meeting.

The Board of Directors of the Company recommends a vote “FOR” election of the three directors named in the enclosed proxy materials, each of whom will serve a term expiring at the annual meeting of the shareholders in 2013; “FOR” the approval of the 2003 Incentive Stock and Awards Plan; and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Whether or not you are able to attend the 2010 Annual Meeting, we welcome your questions and comments about the Company. To make the best use of time at the meeting, we would appreciate receiving your questions or comments, in writing, in advance of the meeting, so they can be answered as completely as possible at the meeting. If you wish to make a comment or ask a question in writing, we would appreciate receiving it by April 26, 2010.

It is important that your shares be represented and voted at the meeting. You should have already received an Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting with instructions on how to access the proxy materials and vote. As indicated in that notice, you may view the proxy materials online at www.proxydocs.com/mtw and you may also access and complete the proxy card online at www.proxypush.com/mtw. Or if you prefer you may obtain a copy of the proxy materials, free of charge, including a hard copy of the proxy card, through the website www.investorelections.com/mtw, by phone at 1-866-648-8133, or by email at paper@investorelections.com.

To help us plan for the meeting, please mark your proxy card telling us if you will be attending personally.

Sincerely,

Glen E. Tellock
Chairman and CEO

THE MANITOWOC COMPANY, INC.
2400 South 44th Street
P.O. Box 66
Manitowoc, Wisconsin 54221-0066
(920) 684-4410

March 25, 2010

Important Notice Regarding the Availability of Proxy Materials for the Shareholder
Meeting to Be Held on Tuesday, May 4, 2010.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The Proxy Statement and annual report to shareholders are available at www.proxydocs.com/mtw.

If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before April 26, 2010 to facilitate timely delivery.

To the Shareholders of
THE MANITOWOC COMPANY, INC.

The Annual Meeting of the Shareholders of The Manitowoc Company, Inc. will be held as follows:

Meeting date:	Tuesday, May 4, 2010
Meeting time:	9:00 a.m. Central Daylight Time
Meeting place:	Holiday Inn, 4601 Calumet Avenue, Manitowoc, Wisconsin 54220
Materials available:	Proxy Statement, Proxy Card and Annual Report
View Materials:	www.proxydocs.com/mtw
Request materials:	Internet: www.investorelections.com/mtw
Phone: 1-866-648-8133
Email: paper@investorelections.com

The Annual Meeting of Shareholders of The Manitowoc Company, Inc. will be held for the following purposes:

1.	To elect three directors of The Manitowoc Company, Inc., all as set forth and described in the accompanying Proxy Statement.

2.	To approve the 2003 Incentive Stock and Awards Plan.

3.	To ratify the appointment of PricewaterhouseCoopers LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

4.	To transact such other business as may properly come before the Annual Meeting.

Shareholders of record as of the close of business on February 26, 2010, are cordially invited to attend, and are entitled to vote at, the Annual Meeting. However, whether or not you expect to attend the Annual Meeting in person, you are requested to properly complete the proxy card online at www.proxypush.com/mtw or to obtain, complete, date, sign, and promptly return a hard copy of the proxy card, which can be obtained by request through the website, toll free number or the email address noted above.

By Order of the Board of Directors

MAURICE D. JONES
Senior Vice President, General Counsel and Secretary

Manitowoc, Wisconsin

PROXY STATEMENT

THE MANITOWOC COMPANY, INC.
2400 South 44th Street
P.O. Box 66
Manitowoc, Wisconsin 54221-0066
(920) 684-4410

SOLICITATION AND VOTING

This Proxy Statement is furnished by the Board of Directors (the “Board of Directors”) of The Manitowoc Company, Inc., a Wisconsin corporation (referred to in this Proxy Statement as “we” or the “Company”), to the shareholders of the Company in connection with a solicitation of proxies for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 9:00 a.m., Central Daylight Time, on Tuesday, May 4, 2010, at the Holiday Inn Manitowoc, located at 4601 Calumet Avenue, Manitowoc, Wisconsin 54220, and at any and all adjournments thereof. This Proxy Statement and the accompanying materials are being provided to shareholders on or about March 25, 2010.

On February 26, 2010, the record date for determining shareholders entitled to vote at the Annual Meeting, there were outstanding 131,291,522 shares of Company Common Stock, $0.0l par value per share (the “Common Stock”). Each share outstanding on the record date is entitled to one vote on all matters presented at the meeting.

Any shareholder entitled to vote may vote in person or by duly executed proxy. Shareholders of record will have the option to vote by written proxy or electronically via either the Internet or a touch-tone telephone. Proxy voting through electronic means is valid under Wisconsin law, and the Company is offering electronic services both as a convenience to its shareholders and as a step towards reducing costs. Shareholders not wishing to utilize electronic voting methods may continue to cast votes by returning their signed and dated proxy card.

For this year’s Annual Meeting, the Company has elected to use the Securities and Exchange Commission’s (“SEC”) “Notice and Access” model for distribution of proxy materials. Accordingly, all proxy materials for the 2010 Annual Meeting, including this Proxy Statement, are available on the Internet. All shareholders have been separately provided with an “Important Notice Regarding the Availability of Proxy Materials.” As indicated in that notice, the proxy materials, including this Proxy Statement and the Annual Report to Shareholders, are available online at www.proxydocs.com/mtw. Also as indicated in that notice, if you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed in that notice on or before April 26, 2010 to facilitate timely delivery.

A proxy may be revoked at any time before it is exercised by filing a written notice of revocation with the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy. The shares represented by all properly executed unrevoked proxies received in time for the Annual Meeting will be voted as specified on the proxies. Shares held for the accounts of participants in the Company Dividend Reinvestment Plan and The Manitowoc Company, Inc. 401(k) Retirement Plan (for which the proxies will serve as voting instructions for the shares) will be voted in accordance with the instructions of participants or otherwise in accordance with the terms of those Plans. If no direction is given on a properly executed unrevoked proxy, it will be voted FOR each of the three director nominees, FOR approval of the 2003 Incentive Stock and Awards Plan, and FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2010.

The cost of soliciting proxies will be borne by the Company. Solicitation will be made principally by distribution via mail and the Internet pursuant to the Notice and Access rules, but also may be made by e-mail, telephone, facsimile, or other means of communication by certain directors, officers, employees, and agents of the Company. The directors, officers, and employees will receive no compensation for these proxy solicitation efforts in addition to their regular compensation but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. The Company will request persons holding shares in their names for the benefit of others or in the names of their nominees to send proxy material to and obtain proxies from their principals and will reimburse such persons for their expenses in so doing.

To be effective, a matter presented for a vote of shareholders at the Annual Meeting must be acted upon by a quorum (i.e., a majority of the votes entitled to be cast represented at the Annual Meeting in person or by proxy). Abstentions, shares for which authority is withheld to vote for director nominees, and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for the purpose of establishing a quorum. Once a share is represented at the Annual Meeting, it is deemed present for quorum purposes throughout the meeting or any adjourned meeting, unless a new record date is or must be set for the adjourned meeting. As a result of new rules applicable to director elections after January 1, 2010, your broker may no longer vote your shares in its discretion in the election of directors; therefore, you must vote your shares if you want them to be counted in the election of directors. However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Company’s independent auditors and the “re-approval” of the 2003 Incentive Stock and Awards Plan.

Required Vote

Proposal 1:  Election of Directors.  Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the election (three at the Annual Meeting). Votes attempted to be cast against a director nominee are not given legal effect and are not counted as votes cast in an election of directors. Any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect on the election of directors except to the extent that the failure to vote for an individual results in another nominee receiving a larger number of votes.

Proposal 2:  Approval of the 2003 Incentive Stock and Awards Plan.  The affirmative vote of a majority of the votes cast on the proposal by the holders of shares entitled to vote at the meeting is required for approval and ratification of the 2003 Incentive Stock and Awards Plan, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the proposal. Assuming that proviso is met, any shares not voted (whether by abstention, broker nonvote or otherwise) have no impact on the vote. Shares of Common Stock as to which holders abstain from voting will be treated as votes against approval of the 2003 Incentive Stock and Awards Plan.

Proposal 3:  Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.  The affirmative vote of a majority of the votes cast on the proposal by the holders of shares entitled to vote at the meeting is required for ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the proposal. Assuming that proviso is met, any shares not voted (whether by broker non-vote or otherwise, except abstentions) have no impact on the vote. Shares of Common Stock as to which holders abstain from voting will be treated as votes against ratification.

The Board of Directors recommends a vote: “FOR” the election of the three directors named in the proposal; “FOR” the approval of the 2003 Incentive Stock and Awards Plan; and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

1.	PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 — ELECTION OF DIRECTORS

Three directors are to be elected at the Annual Meeting. The names of the nominees to the Board are set forth below, along with additional information regarding each nominee and the other directors continuing in office. If elected, Messrs. Colbert, Krueger and Stift will hold office for a three-year term expiring in the year 2013 (subject to the age 72 limit), or until their respective successors are duly elected and qualified. Pursuant to the Company’s

Corporate Governance Guidelines, when a director reaches the age of 72, he/she will resign from the Board at the first annual meeting held after reaching that age.

The election will be determined by a plurality of the votes duly cast. Shares represented by proxies in the accompanying form will be voted for the election of the nominees listed below, unless a contrary direction is indicated. The three nominees have indicated that they are able and willing to serve as directors. However, if any of the nominees should be unable to serve, an eventuality which management does not contemplate, it is intended that the proxies will vote for the election of such other person or persons as management may recommend.

As also explained in the Corporate Governance Committee Report, in identifying candidates for the Board of Directors, the Corporate Governance Committee considers foremost the qualifications and experience that the Board believes would best suit the Board’s needs created by each particular vacancy. As part of the process, the Corporate Governance Committee and the Board endeavor to have a Board comprised of individuals with diverse backgrounds, viewpoints, and life and professional experiences, provided such individuals should all have a high level of management and/or financial experience. In this process, the Board of Directors and the Corporate Governance Committee do not discriminate against any candidate on the basis of race, color, national origin, gender, religion, disability, sexual orientation or gender identity.

A description of the particular experience, qualifications, attributes and skills that led the Board of Directors to conclude that each of the nominees and each of the directors continuing in office should serve as a director of the Company follows the biographical information of each nominee and continuing director below.

The Board of Directors Recommends Election of the Nominees Whose Names Follow

All three nominees were recommended to the Board by the Corporate Governance Committee, and all three are incumbent directors.

Nominees for Three-Year Terms Expiring at the Annual Meeting to be Held in the Year 2013

Virgis W. Colbert, 70, has been a director of the Company since 2001 and currently serves as a member of the Corporate Governance Committee and the Compensation Committee. He also previously served as a member of the Company’s Audit Committee. Mr. Colbert serves as a senior adviser to MillerCoors Brewing Company, a leading beer brewer headquartered in Chicago, IL. Previously, he served as executive vice president of Worldwide Operations (1997-2005), Senior Vice President of Operations (1993-1997) and other key management positions of Miller Brewing Company since 1979. In addition, Mr. Colbert serves as a director of Bank of America, Charlotte, NC, Stanley Works, New Britain, CT, Sara Lee Corporation, Downers Grove, IL, and Lorillard, Inc., Greensboro, NC.

Mr. Colbert provides the Board with broad experience in business management and oversight through his professional service with Miller Brewing Company and his public company directorships. He brings significant experience in domestic and international operations, logistics management, change management and strategic planning. Additionally, his experience in the beverage industry provides valuable insight for The Manitowoc Company’s foodservice equipment business. Mr. Colbert has been recognized with numerous awards and recognitions, including Fortune Magazine naming him as one of the “50 Most Powerful Black Executives in America” in their July 2002 issue.

Kenneth W. Krueger, 53, has been a director of the Company since 2004 and currently serves as a member of the Audit Committee and Compensation Committee. Mr. Krueger was the former Chief Operating Officer (5/06 to 8/09) and Executive Vice President (12/05 to 5/06) of Bucyrus International, Inc. (NASDAQ: BUCY), a global leader in mining equipment manufacturing headquartered in South Milwaukee, WI. Mr. Krueger also was the former Sr. Vice President and Chief Financial Officer (8/00-6/05) of A. O. Smith Corporation (NYSE: AOS), a global manufacturer of electric motors and water heaters in Milwaukee, WI and the former Vice President Finance (7/99-8/00) and Planning, Hydraulics, Semiconductor Equipment and Specialty Controls Group, Eaton Corporation, Cleveland, OH (NYSE: ETN).

Mr. Krueger came to The Manitowoc Company’s Board in 2004 with significant financial and accounting experience. At the time of Mr. Krueger’s appointment to the Board, he was serving as Senior Vice President and Chief Financial Officer of A.O. Smith Corporation. His experience and background in finance and accounting in a publicly traded manufacturing company made Mr. Krueger an ideal candidate for the Board during a period when Sarbanes-Oxley legislation brought increased focus to accounting, auditing and internal controls. Since joining the Company’s Board, Mr. Krueger’s experience and skills expanded as he served as an executive vice president and then as chief operating officer of Bucyrus International, Inc. Mr. Krueger’s operations leadership experience in the heavy manufacturing industry, added to his experience in accounting and finance, makes him a valued adviser as a member of the Company’s Board of Directors.

Robert C. Stift, 68, has been a director of the Company since 1998 and has been serving as the chairman of the Company’s Audit Committee since 2005. He previously served as a member of the Corporate Governance Committee and the Compensation Committee. Mr. Stift is the retired Chairman, President and Chief Executive Officer (3/00-12/01) of Strategic Industries, LLC, located in Edison, NJ, a manufacturer of industrial and consumer products.

Mr. Stift has many years of experience in senior management positions, having served as Group Vice President, Industrial Products, with Hanson Industries. Mr. Stift came to The Manitowoc Company’s Board with specific relevant experience in the cranes and lifting equipment industry, having served for many years as the chief executive officer of Grove Worldwide, a competitor of The Manitowoc Company’s crane segment. Subsequent to his tenure with Grove, Grove was acquired by The Manitowoc Company. Mr. Stift’s experience has also given him significant exposure to the financial, risk and internal control issues faced by a large manufacturing company. He puts that experience and expertise to use as the current chairman of the Company’s Audit Committee.

Members of the Board of Directors Continuing In Office

Terms Expiring at the Annual Meeting to be Held in the Year 2011

Dean H. Anderson, 69, has been a director of the Company since 1992 and currently serves on the Company’s Audit Committee and Corporate Governance Committee. Mr. Anderson was a past chairman of the Company’s Audit Committee and also previously served on the Company’s Compensation Committee. He is currently the President, director and owner (2001 to present) of Dynamic Specialties Inc. (privately held), located in Houston, TX specializing in the sale of equipment and systems to the factory and process automation markets located in the southwestern United States. He previously served as Senior Vice President Strategic Development (7/97-3/01) and Vice President - Strategic Development (2/95-7/97) of ABB Vetco Gray Inc., an oilfield equipment manufacturer headquartered in Houston, TX. Mr. Anderson serves as a director of Array Holdings, Inc., Muskego, OK (privately held).

Mr. Anderson brings to the Board over 45 years of experience in finance and control, research and development/engineering, manufacturing and strategic development. He has served in numerous senior management positions during his active career, including chief executive officer and president of a publicly traded company. His management experience is augmented by his prior service as a board member on two publicly traded companies and several private companies and charitable foundations. Mr. Anderson’s professional experience and lengthy tenure with the Company provides valuable insight to the Company’s Board of Directors.

Keith D. Nosbusch, 59, has been a director of the Company since 2003 and has served as chairman of the Company’s Corporate Governance Committee since 2005. Previous to serving as chairman of that committee, he also served as a member of the Company’s Compensation Committee. Mr. Nosbusch is the current Chairman (2/05 to present), President and Chief Executive Officer (2/04 to present) of Rockwell Automation, Inc. (NYSE: ROK). Rockwell Automation, Inc. is a leading global provider of industrial automation power, control and information solutions, headquartered in Milwaukee, WI. Mr. Nosbusch is also a director of Rockwell Automation, Inc. (2/04 to present). He previously served as President, Control Systems, a business unit of Rockwell Automation, Inc., and Senior Vice President of Rockwell Automation, Inc. (11/98-2/04).

As the current Chairman, President and Chief Executive Officer of Rockwell Automation, Inc., the value and experience that Mr. Nosbusch brings to The Manitowoc Company’s Board of Directors is readily apparent.

Mr. Nosbusch rose through management at Rockwell Automation having served in various positions including president of its control systems business unit. His current position as Chairman and CEO of Rockwell Automation gives him constant exposure to all the issues facing leadership of a publicly-traded manufacturing company, including managing, monitoring and assessing enterprise risk and corporate governance. Mr. Nosbusch draws on his background and his real-time experience in advising the Company as a member of its Board of Directors.

Glen E. Tellock, 49, is the Chairman of the Board and the President and Chief Executive Officer of The Manitowoc Company, Inc. (May 2007 to present). He previously served as Senior Vice President (1999-2007), President of the Manitowoc Crane Group (2002-2007) and Chief Financial Officer (1999-2002) of the Company. Mr. Tellock also serves as an Emeritus Board member of the University of Wisconsin-Madison School of Business Dean’s Advisory Board, Board member and former Chairman of the Association of Equipment Manufacturers (AEM), and a Board member of Astec Industries, Inc. (NASDAQ: ASTE).

Mr. Tellock’s day-to-day leadership of The Manitowoc Company provides an invaluable contribution to the Company’s Board of Directors. Mr. Tellock joined the Company in 1991 as Director of Accounting, was promoted to Controller, then to Vice President of Finance and Treasurer and soon thereafter became the Senior Vice President and Chief Financial Officer of the Company. Mr. Tellock’s advancement in the Company continued as he was named as President of the Company’s crane segment in 2002. He served in that role until he was named the Chief Executive Officer in 2007. Mr. Tellock’s nearly 20-year history with the Company in accounting, financial and operational roles, coupled with his service as a board member of another publicly-traded company and his service and leadership with manufacturing/industry associations, qualify Mr. Tellock for his role as Chairman of the Board.

Terms Expiring at the Annual Meeting to be Held in the Year 2012

Cynthia M. Egnotovich, 52, has been a director of the Company since 2008 and currently serves as a member of the Company’s Compensation Committee and Audit Committee. Ms. Egnotovich is the Vice President (2002 to present) of Goodrich Corporation (NYSE: GR) and Segment President, Nacelles and Interior Systems (2007 to present) of Goodrich Corporation. Goodrich Corporation is a leading aerospace manufacturer located in Charlotte, NC. Ms. Egnotovich previously served as Segment President, Engine Systems (2005 to 2007); Segment President, Electronic Systems (2003 to 2005); and Segment President, Engine and Safety Systems (2002 to 2003), all of Goodrich Corporation. Previous to 2002, Ms. Egnotovich held other positions of increasing responsibility with Goodrich Corporation since joining Goodrich Corporation in 1986.

Ms. Egnotovich brings accounting, financial controls and management experience to The Manitowoc Company’s Board of Directors. Ms. Egnotovich’s financial controls and accounting expertise had its foundation when she served as a financial analyst and then controller of Goodrich Corporation. From there she moved to other positions of increasing responsibility serving as president of various business segments within Goodrich, including her current position as Segment President, Nacelles and Interior Systems. Her background and experience in finance, accounting and senior management in various segments of a large manufacturing company make her well- suited to serve on The Manitowoc Company’s Board of Directors.

James L. Packard, 67, has been director of the Company since 2000 and has served as the Chairman of the Company’s Compensation Committee since 2005. He also previously served as a member of the Company’s Audit Committee. He served as Executive Chairman (4/05 to 12/06), Chairman of the Board (1986 to 4/05), President (1980-2002) and Chief Executive Officer (1984-2005) of Regal-Beloit Corporation (NYSE: RBC). Regal-Beloit Corporation is a worldwide manufacturer of mechanical power transmission equipment, electric motors and controls, and electric power generators headquartered in Beloit, WI. He is also a director of Clarcor, Inc. (NYSE: CLC), located in Nashville, TN (where he serves as chairman of the governance committee), First National Bank and Trust, located in Beloit, WI and United Plastic Group, located in Oak Brook, IL.

Mr. Packard also served on the Boards of two other publicly listed company’s: Elco Corporation, and Gehl Corporation. Mr. Packard served on the Board of Governors of the American Stock Exchange (AMEX) and was a member of the Executive Committee, the Board Oversight Committee on Specialist Unit Structure, and the Listed Company Advisory Committee. He was on the Board of Governors at the time AMEX merged with NASD. After the merger he served as a member of the Listing and Hearing Review Council of the NASD. Mr. Packard’s over

26 years of experience in senior management of a publicly traded company, his many years of service on several boards of directors and committees, including his experience with AMEX and NASD, has given him valuable insight and well-qualifies him to serve on the Board of Directors of The Manitowoc Company.

PROPOSAL 2 — APPROVAL OF THE 2003 INCENTIVE STOCK AND AWARDS PLAN

The 2003 Incentive Stock and Awards Plan (the “2003 Stock Plan”) was approved by the Company’s shareholders at the 2003 Annual Meeting of the Shareholders, which was held on May 6, 2003. The 2003 Stock Plan is being submitted to shareholders for “re-approval” at the 2010 Annual Meeting solely in order for the Company to grant performance shares and/or performance units under the plan that qualify under the “performance-based compensation” exception to the limitations of Section 162(m) of the Internal Revenue Code (the “Code”). The applicable regulation requires that if the Compensation and Benefits Committee has authority to change the targets under a performance goal after shareholder approval of the goal, the material terms of the goal must be disclosed to and be reapproved by the Company’s shareholders every five years in order for performance-based awards to qualify for the exception.

Any amendments to the 2003 Stock Plan since last being approved by the shareholders in 2003 have been disclosed in the Company’s filings with the U.S. Securities and Exchange Commission. The 2003 Stock Plan is not being further amended (except to clarify that all shares available for issuance may be issued as incentive stock options). Nor is the Company seeking to increase the number of shares of Common stock available for awards under the 2003 Stock Plan in connection with this submission to shareholders for approval. Subsequent to approval by the shareholders in 2003, the number of shares of Common Stock available for issuance pursuant to awards under the 2003 Stock Plan has not been increased, except as a result of stock splits that have occurred since that date.

Award Types

The 2003 Stock Plan provides for both short-term and long-term incentive awards. Stock-based awards may take the form of stock options (“Options”), stock appreciation rights (“SARs”), restricted stock (“Restricted Stock”), or performance share awards (“Performance Shares”). Performance unit awards (“Performance Units”) are measured in monetary units. Options, SARs, Restricted Stock, Performance Units and Performance Share awards are sometimes collectively referred to as “Stock Plan Awards” and the Common Stock of the Company is sometimes referred to as the “shares.”

Material Terms of the 2003 Incentive Stock and awards Plan

The following summary description of the 2003 Stock Plan is subject in all respects to the full text of the 2003 Stock Plan as amended to date, which was filed as Exhibit 10.7(c) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. A copy of the 2003 Stock Plan will be furnished without charge to any person entitled to receive a copy of the Company’s Form 10-K upon written request addressed to the attention of Maurice D. Jones, Secretary of the Company. See the third paragraph captioned “Annual Report” under Section 10 of this Proxy Statement.

Purpose and Eligibility

The 2003 Stock Plan is designed to attract and retain executives, key employees, consultants and advisors of outstanding training, experience and ability; increase shareholder value; provide motivation by means of performance-related incentives to achieve performance goals; and enable participants to share in the growth and financial success of the Company. The Committee may grant Stock Plan Awards to such officers, key employees, consultants or advisors of the Company or any of its affiliates as it selects. Persons selected to receive Stock Plan Awards are sometimes collectively referred to as “Participants.”

Stock Subject to the Plan

After adjustment as a result of stock splits subsequent to the date the 2003 Stock Plan was approved in 2003, the total number of shares of the Company’s Common Stock originally available for awards under the 2003 Stock Plan was 12,000,000 all of which may be issued as incentive stock options. As of February 26, 2010 (the record date for this Annual Meeting), the number of shares remaining available for awards under the 2003 Stock Plan is 5,084,654 subject to adjustment for stock splits, stock dividends and certain other transactions or events. As to awards that are Restricted Stock, Performance Units, or Performance Shares that are paid in shares or the value of which is based on the fair market value of shares, the Company may not issue or make payment as to more than 4,000,000 shares in the aggregate. As of February 26, 2010, the number of shares remaining available for award under this “sublimit” is 3,393,770. The number of shares reserved for issuance under the 2003 Stock Plan is reduced only by the net number of shares delivered in payment or settlement of awards. If any shares subject to grant under The Manitowoc Company, Inc. 1995 Stock Option Plan again become available for grant while that plan remains in effect, but after the effective date of the 2003 Stock Plan, those shares will be available for grant under the 2003 Stock Plan and will not be available for grant under the prior plan.

In any fiscal year during any part of which the 2003 Stock Plan is in effect, no Participant may receive awards of Options, with or without any related SARs, or SARs not related to Options, for more than 1,200,000 shares; awards of Restricted Stock of more than 800,000 shares; awards of Performance Shares relating to more than 800,000 shares; awards of Performance Units with a designated dollar value that exceeds $3,000,000 and/or awards of Performance Units the value of which is based on the fair market value of shares relating to more than 800,000 shares. In each case the maximum number of shares is subject to adjustment for stock splits, stock dividends and certain other transactions and events.

Administrator

The Compensation and Benefits Committee of the Company’s Board of Directors, or any successor committee with similar authority which the Board may appoint, which in either case consists of not less than two members of the Board who meet the “outside” director requirements of Section 162(m) of the Code and the “non-employee director” requirements of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934 (the “Exchange Act”) (either referred to as the “Committee”) will administer the 2003 Stock Plan. The 2003 Stock Plan authorizes the Committee to establish rules and regulations as it may deem appropriate for the proper administration of the 2003 Stock Plan, to make determinations under and interpretations of the 2003 Stock Plan, and to take other steps in connection with the 2003 Stock Plan and awards under it as it may deem necessary or advisable, in each case in its sole discretion. The Board may also exercise any authority granted to the Committee except to the extent that the grant or exercise of authority by the Board would cause any qualified performance-based award to cease to qualify for exemption under Code Section 162(m).

The Committee may delegate any or all of its powers and duties under the 2003 Stock Plan, including its authority to make awards under the 2003 Stock Plan or to grant waivers of 2003 Stock Plan conditions to one or more other committees as it shall appoint provided the Committee may not delegate its authority to act on matters affecting any Participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act, or the liability provisions of Section 16(b) of the Exchange Act; or amend or modify the 2003 Stock Plan.

Options

The Committee may from time to time grant Options to Participants. Each Option will be a nonqualified stock option unless the Committee at the time of grant designates the Option as an “incentive stock option” as such term is defined in Section 422 of the Code (“ISO”). The Committee will determine the per share option price which will be not less than the fair market value of the Company’s Common Stock on the date of the grant of the Option. The Committee will determine the term of each Option. The term of an Option, however, may not exceed a period of ten (10) years from the date of its grant.

An Option will be exercisable at such times and subject to such conditions as the Committee shall determine, subject to the 2003 Stock Plan. Notwithstanding any vesting restrictions on the exercise of an Option, an Option shall be fully exercisable upon a Participant’s termination of employment due to death or disability (as defined in the Company’s long-term disability program). Unless the Committee shall provide otherwise, the Participant may make any payment for shares purchased upon exercise of an Option in cash, by delivery of shares of the Company’s Common Stock which have been beneficially owned by the Participant for at least six months or by a combination of cash and stock, at the election of the Participant. The Committee may also permit payment through a cash-less exercise executed through a broker.

Options that are ISOs may be exercised no later than three months after termination of employment by reason of death, early or normal retirement or total and permanent disability. The aggregate fair market value of the stock for which an ISO is exercisable for the first time by a Participant during any calendar year under the 2003 Stock Plan, or any other plan of the Company or any subsidiary, may not exceed $100,000. To the extent the fair market value of the shares attributable to ISOs first exercisable in any calendar year exceeds $100,000, the excess portion of the ISO will be treated as a nonqualified option.

SARs

The Company may from time to time grant SARs to Participants in tandem with Options or separate from any Option granted under the 2003 Stock Plan. SARs entitle the Participant to receive an amount equal to the excess of the fair market value of one share of the Company’s Common Stock on the date of exercise over the per share grant or option price multiplied by the number of shares in respect of which the Participant exercises the SARs. If the Committee grants SARs independent of an Option, the grant price of the SARs will be not less than the fair market value of a share of the Company’s Common Stock on the date of grant multiplied by the number of shares subject to the SARs. Upon exercise of SARs, the Company may pay the Participant in cash, Company Common Stock or a combination of stock and cash.

In the case of a SAR issued in tandem with an Option, the total number of shares of the Company’s Common Stock which a Participant may receive upon exercise of a SAR for stock may not exceed the total number of shares subject to the related Option or portion of Option. The total amounts of cash which a Participant may receive upon exercise of a SAR for cash may not exceed the fair market value on the date of exercise of the total number of shares subject to the related Option or portion of Option.

With respect to Options issued in tandem with SARs, the right of a Participant to exercise the SAR will be cancelled if and to the extent the Participant exercises the related Option, and the right of a Participant to exercise an Option will be cancelled if and to the extent the Participant exercises the related SAR.

SARs shall be exercisable at such times and subject to such conditions as the Committee shall determine, subject to the 2003 Stock Plan. Notwithstanding any restrictions on the exercise of SARs, SARs held by a Participant as of the Participant’s termination of employment due to death or disability (as defined in the Company’s long-term disability program) shall be fully exercisable.

Restricted Stock

The Committee may from time to time grant shares of Restricted Stock to Participants. Restricted Stock means shares that are subject to a risk of forfeiture and/or restrictions on transfer, as determined by the Committee, which may lapse upon the achievement or partial achievement of Performance Goals (described below) during the restriction period. An award of Restricted Stock that requires the achievement of Performance Goals must have a restriction period of at least one year and an award of Restricted Stock that is not subject to Performance Goals must have a restriction period of at least three years. Upon a Participant’s death or disability (as defined in the Company’s long-term disability program), restrictions on Restricted Stock shall be accelerated and all of the applicable Performance Goals shall be deemed to have been achieved.

Performance Units and Performance Shares

The Committee may from time to time grant Performance Units and/or Performance Shares under the 2003 Stock Plan to Participants. A Performance Unit is the right to receive incentive compensation up to the amount described in a Participant’s award agreement, upon the attainment of one or more specified Performance Goals, subject to the terms and conditions of the award agreement and the 2003 Stock Plan. A Performance Share is the right to receive shares up to the amount described in a Participant’s award agreement, upon the attainment of one or more specified Performance Goals, subject to the terms and conditions of the award agreement and the 2003 Stock Plan. Performance Goals are a performance measure that will be based upon one or more of the following business criteria which the Committee establishes with respect to the Company and/or any of its subsidiaries or a division, business unit or component of the Company or a subsidiary: revenue; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; cost of goods sold; ratio of debt to debt plus equity; profit before tax; gross profit; net profit; net sales; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; fair market value of shares; basic earnings per share; diluted earnings per share; return on shareholder equity; average accounts receivable (calculated by taking the average of accounts receivable at the end of each month); average inventories (calculated by taking the average of inventories at the end of each month); return on average total capital employed; return on net assets employed before interest and taxes; economic value added; return on year-end equity; and/or in the case of awards that the Committee determines will not be considered “performance-based compensation” under Code Section 162(m), such other goals as the Committee may establish in its discretion.

Upon a Participant’s termination of employment due to death or disability (as defined in the Company’s long-term disability program), however, all Performance Goals applicable to Performance Shares or Performance Units held by the Participant as of such termination of employment shall be deemed to have been achieved.

Stock Plan Awards to Participants Employed in Foreign Countries

The Committee may from time to time grant Stock Plan Awards to Participants employed in foreign countries. The Committee may provide for special terms, include cash payments and other substitutes for the previously described awards under the 2003 Stock Plan for Participants who are foreign nationals or who are employed outside the United States of America to accommodate differences in local law, tax policy or custom.

Conditions to Payment of 2003 Stock Plan Awards

Subject to the terms of the 2003 Stock Plan, the Committee may waive any restrictions or conditions applicable to any Stock Plan Award or the exercise of an award, and the Committee may modify, amend, or cancel any of the other terms and conditions applicable to an award by mutual agreement between the Committee and the Participant or any other person with an interest in the award, so long as any amendment or modification does not increase the number of shares issuable under the 2003 Stock Plan, as adjusted for stock splits, stock dividends, and certain other transactions or events affecting the Company Common Stock.

The Committee has sole discretion to alter selected Performance Goals subject to shareholder approval to the extent required to qualify an award for the performance-based exemption provided by Code Section 162(m) and, if the Committee determines advisable, to grant an award which does not qualify for that exemption.

The Committee’s authority to administer the 2003 Stock Plan and modify or amend Stock Plan Awards extends beyond the termination date of the 2003 Stock Plan. Except for adjustments due to stock splits, stock dividends, and certain other transactions and events the Committee may not decrease the exercise price for any outstanding Option or SAR after its grant date or allow a Participant to surrender an outstanding Option or SAR granted under this plan to the Company as consideration for the grant of a new Option or SAR with a lower exercise price.

The Committee will make appropriate arrangements for payment of any taxes and other amounts required to be withheld by federal, state or local law prior to distribution of cash, stock or other stock-based awards to any Participant. The Committee may permit, in accordance with its rules, a Participant to pay all or a portion of withholding taxes arising in connection with an award by electing to have the Company withhold shares received in connection with the award, tendering back to the Company shares received in connection with the award, or delivering other previously owned shares, in each case having a fair market value equal to the amount to be withheld.

Transferability of Awards, Options and SARs

No Stock Plan Awards may be transferred, pledged, assigned or otherwise disposed of by a Participant except as permitted by the 2003 Stock Plan, without the consent of the Committee, otherwise than by will or the laws of descent and distribution. The 2003 Stock Plan permits transfers of Awards to the spouse, children, or grandchildren of a Participant, or to trusts or partnerships for their benefit, under certain circumstances.

Change of Control

Unless the Committee determines otherwise at the time of grant of an award or otherwise provides a result more favorable to holders of awards, upon the occurrence of a Change of Control (described below):

•	Each holder of an Option shall have the right to exercise the Option in full whether or not the Option was already exercisable and shall have the right to receive, in exchange for the surrender of the Option, an amount of cash equal to the excess of the Change of Control price (described below) of the shares covered by the Option that is surrendered over the exercise price of such shares under the award;

•	Restricted Stock that is not then vested shall vest upon the date of the Change of Control and each holder of such Restricted Stock shall have the right to receive, in exchange for the surrender of such Restricted Stock, an amount of cash equal to the Change of Control price of such Restricted Stock;

•	Each holder of a Performance Share and/or Performance Unit for which the performance period has not expired shall have the right to receive, in exchange for the surrender of the Performance Share and/or Performance Unit, an amount of cash equal to the product of the value of the Performance Share and/or Performance Unit and a fraction the numerator of which is the number of whole months which have elapsed from the beginning of the performance period to the date of the Change of Control and the denominator of which is the number of whole months in the performance period. Each holder of a Performance Share and/or Performance Unit that has been earned but not yet paid shall receive an amount of cash equal to the value of the Performance Share and/or Performance Unit. All annual incentive awards that are earned but not yet paid shall be paid, and all annual incentive awards that are not yet earned shall be deemed to have been earned pro rata, as if the Performance Goals are attained as of the effective date of the Change of Control, by taking the product of the Participant’s maximum award opportunity for the fiscal year, and a fraction, the numerator of which is the number of full or partial months that have elapsed from the beginning of the fiscal year to the date of the Change of Control and the denominator of which is twelve (12). For this purpose, the “value” of a Performance Share shall be equal to, and the “value” of a Performance Unit for which the value is equal to the fair market value of shares, shall be based on the Change of Control price.

The Change of Control price means the highest of the following: (i) the fair market value of the shares, as determined on the date of the Change of Control; (ii) the highest price per share paid in the Change of Control transaction; or (iii) the fair market value of the shares, calculated on the date of surrender of the relevant award in response to the Change in Control transaction, but this clause shall not apply if in the Change of Control transaction, or pursuant to an agreement to which the Company is a party governing the Change of Control transaction, all of the shares are purchased for and/or converted into the right to receive a current payment of cash and no other securities or other property.

Change of Control means the occurrence of any one of the following:

•	Any person (other than an employee benefit plan of the Company or of any subsidiary of the Company and fiduciaries and certain other parties related to any of these plans) becomes the beneficial owner of securities of the Company representing at least 30% of the combined voting power of the Company’s then outstanding securities;

•	The Company is merged or consolidated with any other corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or the Company engages in a merger or consolidation effected to implement a recapitalization of the

Company (or similar transaction) in which no person acquires more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities. Notwithstanding the foregoing, a merger or consolidation involving the Company shall not be considered a “Change of Control” if the Company is the surviving corporation and shares are not converted into or exchanged for stock or securities of any other corporation, cash or any other thing of value, unless persons who beneficially owned shares outstanding immediately prior to such transaction own beneficially less than a majority of the outstanding voting securities of the Company immediately following the merger or consolidation;

•	The Company or any subsidiary sells, assigns or otherwise transfers assets in a transaction or series of related transactions, if the aggregate market value of the assets so transferred exceeds fifty percent (50%) of the Company’s consolidated book value, determined by the Company in accordance with generally accepted accounting principles, measured at the time at which such transaction occurs or the first of such series of related transactions occurs; provided, however, that such a transfer effected pursuant to a spin-off or split-up where shareholders of the Company retain ownership of the transferred assets proportionate to their pro rata ownership interest in the Company shall not be a “Change of Control”;

•	The Company dissolves and liquidates substantially all of its assets;

•	At any time when the “Continuing Directors” cease to constitute a majority of the Board. For this purpose, a “Continuing Director” shall mean the individuals who, at the effective date of this plan, constitute the Board and any new Directors (other than Directors designated by a person who has entered into an agreement with the Company to effect a Change in Control transaction) whose appointment to the Board or nomination for election by Company shareholders was approved by a vote of at least two-thirds of the then-serving Continuous Directors; or

•	A determination by the Board, in view of then current circumstances or impending events, that a Change of Control of the Company has occurred, which determination shall be made for the specific purpose of triggering operative provisions of this Plan.

Amendment, Termination

The Board of Directors of the Company may, from time to time, amend or modify the 2003 Stock Plan or any outstanding award under the 2003 Stock Plan as necessary or desirable to implement 2003 Stock Plan Awards or may terminate the 2003 Stock Plan or any provision of the 2003 Stock Plan subject to the following limitations:

•	Shareholders must approve any amendment of the 2003 Stock Plan if required by the rules and/or regulations promulgated under Section 16 of the Exchange Act (for this plan to remain qualified under Rule 16b-3), the Code or any rules promulgated under it (to allow for incentive stock options to be granted under the 2003 Stock Plan or to enable the Company to comply with the provisions of Code Section 162(m) so that the Company can deduct compensation in excess of the limitation set forth in that Code Section), or the listing requirements of the New York Stock Exchange or any principal securities exchange or market on which the shares are then traded (to maintain the listing or quotation of the shares on that exchange); and

•	Shareholders must approve any of the following plan amendments: an amendment to materially increase any number of shares available for granting awards (except as such number may be adjusted for stock splits, stock dividends, and certain other transactions and events) and an amendment to shorten the restriction periods specified in the 2003 Stock Plan applicable to awards of Restricted Stock, or an amendment to the prohibition on repricing of Options or SARs also included in the 2003 Stock Plan.

No amendment to or termination of the 2003 Stock Plan or any provision of the 2003 Stock Plan and no amendment of any outstanding award may, without the consent of the Participant, adversely affect any outstanding award under the 2003 Stock Plan.

Federal Income Tax Consequences

The Federal income tax consequences described in this Section are based on laws and regulations in effect on the date of this Proxy Statement and future changes in those laws and regulations may affect the tax consequences described below. No discussion of state income tax treatment or income tax treatment under any foreign jurisdiction has been included.

Nonqualified Stock Options

Options granted under the 2003 Stock Plan which do not qualify as ISOs will, in general, be subject to the following Federal income tax treatment:

The grant of a nonqualified option does not give rise to any income tax consequences to either the Company or the Participant. The exercise of a nonqualified option generally results in ordinary taxable income to the Participant in the amount equal to the excess of the fair market value of the shares at the time of exercise over the option price. A deduction from taxable income is allowed to the Company in an amount equal to the amount of ordinary income recognized by the Participant.

Upon a subsequent taxable disposition of shares, a Participant recognizes short-term or long-term capital gain (or loss) depending on the holding period, equal to the difference between the amount received and the tax basis of the shares, usually the fair market value at the time of exercise.

Incentive Stock Options

Options granted under the Plan which constitute ISOs will, in general, be subject to the following Federal income tax treatment.

The grant of an ISO does not give rise to any income tax consequences to either the Company or the Participant. No deduction is allowed to the Company on a Participant’s exercise of an ISO. A Participant’s exercise of an ISO does not result in ordinary income to the Participant for regular tax purposes, but may result in the imposition of or an increase in alternative minimum tax. If shares acquired upon exercise of an ISO are not disposed of within the same taxable year of the ISO exercise, the excess of the fair market value of the shares at the time the ISO is exercised over the option price is included in the Participant’s computation of alternative minimum taxable income in the year of exercise.

If shares acquired upon the exercise of an ISO are disposed of within two years of the date of the option grant, or within one year of the date of the option exercise, the Participant recognizes ordinary taxable income at the time of the disposition to the extent that the fair market value of the shares at the time of exercise exceeds the option price, but not in an amount greater than the excess, if any, of the amount realized on the disposition over the option price. Capital gain (long-term or short-term depending upon the holding period) is recognized by the Participant at the time of such a disposition to the extent that the amount of proceeds from the sale exceeds the fair market value at the time of the exercise of the ISO. Capital loss (long-term or short-term depending upon the holding period) is recognized by the Participant at the time of such a disposition to the extent that the fair market value at the time of the exercise of the ISO exceeds the amount of proceeds from the sale. The Company is entitled to a deduction in the taxable year in which the disposition is made in an amount equal to the amount of ordinary income recognized by the Participant.

If shares acquired upon the exercise of an ISO are disposed of after the later of two years from the date of the option grant or one year from the date of the option exercise in a taxable transaction, the Participant recognizes long-term capital gain or loss at the time of the disposition in an amount equal to the difference between the amount realized by the Participant on the disposition and the Participant’s basis in the shares. The Company will not be entitled to any income tax deduction with respect to the ISO.

Stock Appreciation Rights

Any SAR granted under the 2003 Stock Plan, will in general, be subject to the following Federal income tax treatment:

The grant of a SAR does not give rise to any income tax consequences to either the Company or the Participant. Upon the exercise of a SAR, the Participant recognizes ordinary income equal to the amount of any cash plus the fair market value of any shares of Common Stock received. The Company is generally allowed a deduction in an amount equal to the income recognized by the Participant.

Restricted Stock

Restricted Stock granted under the 2003 Stock Plan will, in general, be subject to the following Federal income tax treatment:

The grant of Restricted Stock generally does not give rise to any tax consequence to the Company or the Participant in the absence of a Code Section 83(b) election. If no election is made, the Participant recognizes ordinary income upon the lapse of the restrictions on the shares. The amount of income is the fair market value of the shares when the restrictions lapse. If the Participant makes a Code Section 83(b) election within thirty (30) days of the date of grant, the Participant is deemed to have received ordinary income at the time of the grant of Restricted Stock equal to the fair market value of the shares granted (less the amount, if any, paid for the shares), determined without regard to the restrictions on the shares. If the Restricted Shares are subsequently forfeited after a Code Section 83(b) election is made, but before the restrictions lapse, the Participant is not entitled to claim the loss for income tax purposes.

The Company or a subsidiary will be entitled to a deduction for income tax purposes when the Participant realizes ordinary income either upon the occurrence of the Code Section 83(b) election or when the restrictions lapse. The amount of the deduction will equal the amount of ordinary income recognized by the Participant.

Performance Units and Performance Shares

Any Performance Units or Performance Shares granted under the 2003 Stock Plan will, in general, be subject to the following Federal income tax treatment:

The grant of a Performance Unit or Performance Share does not give rise to any tax consequences to either the Company or the Participant. Upon payment of cash pursuant to a Performance Unit, the Participant recognizes ordinary income equal to the amount of the payment and the Company is generally allowed a deduction in an equal amount. Upon the issuance of the Company’s Common Stock pursuant to a Performance Share award, generally the Participant recognizes ordinary income equal to the fair market value of the shares received, or if received subject to certain restrictions, the fair market value of the shares when no longer restricted. The Participant recognizes ordinary income on the receipt of any dividend equivalents that may be paid on Performance Shares. A deduction from taxable income is allowed to the Company in an amount equal to the amount of ordinary income recognized by the Participant with respect to Performance Shares.

Internal Revenue Code Sections 162(m) and 280G

Section 162(m) of the Code limits the Company’s income tax deduction for compensation paid in any taxable year to certain executive officers to $1,000,000 per individual. Amounts in excess of $1,000,000 are not deductible unless one of several exceptions applies. The Committee intends to grant awards under the 2003 Stock Plan that are designed, in most cases, to qualify for one such exception, the performance-based compensation exception (mentioned above). Grants of Options, SARs, Restricted Stock, as well as Performance Units and Performance Shares can be structured so as to qualify for this exception. The Company does not anticipate that Code Section 162(m) will have a material impact on its ability to deduct compensation payable under the 2003 Stock Plan. Section 280G of the Internal Revenue Code limits the Company’s income tax deduction in the event there is a change of control of the Company. Accordingly, all or some of the amount which would otherwise be deductible may not be deductible with respect to those Stock Plan Awards that become immediately exercisable in the event of a change of control of the Company.

Other Disclosures

Market Price of Common Stock

The closing price of a share of the Company’s Common Stock on the New York Stock Exchange on February 26, 2010, was $11.66.

New Plan Benefits

The Company cannot determine the number of awards under the 2003 Stock Plan to be received by all current executive officers as a group and all other key employees as a group. In 2009, however, approximately 273 employees received option grants under the 2003 Stock Plan. See the table captioned “Grants of Plan Based Awards” in the Executive Compensation Section of this Proxy Statement for information relating to the stock awards granted to the Company’s five most highly compensated executive officers. The number and nature of the 2003 Stock Plan awards will be determined by the Committee pursuant to the terms of the 2003 Stock Plan.

Required Vote

The affirmative vote of a majority of the votes cast on the proposal by the holders of the Company’s Common Stock is required for approval and ratification of the 2003 Share Plan, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the proposal. Assuming that proviso is satisfied, any shares not voted (whether by abstention, broker nonvote or otherwise) have no impact on the vote.

The Board recommends that you vote “FOR” the approval of the 2003 Incentive Stock and Awards Plan. Proxies solicited by the Board of Directors will be voted “FOR” approval and ratification of the proposed 2003 Incentive Stock and Awards Plan unless the shareholder has specified otherwise.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S REGISTERED
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2010

The Audit Committee and the Board of Directors have appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, and asks that the shareholders ratify that appointment. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so. Although ratification is not required by the Company’s Bylaws or otherwise, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 to its shareholders for ratification as a matter of good corporate practice and because the Board values the input of its shareholders on this matter. As previously pointed out, a majority of the votes cast on the proposal by the holders of shares entitled to vote at the meeting is required for ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the proposal. If the shareholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider it as a direction by shareholders to consider the appointment of a different audit firm. Nevertheless, the Audit Committee will still have the discretion to determine who to appoint as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee, in its discretion, may select a different independent public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

2.	GOVERNANCE OF THE BOARD AND ITS COMMITTEES

Governance of the Company

Composition.  Currently the Board is comprised of eight directors. Under the Company’s Bylaws, the number of directors may not be less than seven or more than twelve. The Board has determined to continue with eight directors until such time as it identifies a suitable additional Board member or members at which time the number of Board members will increase to accommodate the additional director(s). The Board of Directors has determined that none of the current seven non-employee directors has a material relationship with the Company and that each non-employee director (viz., Dean H. Anderson, Virgis W. Colbert, Cynthia M. Egnotovich, Kenneth W. Krueger, Keith D. Nosbusch, James L. Packard and Robert C. Stift) is independent as defined in the Company’s Corporate Governance Guidelines (which may be viewed on the Company’s website at www.manitowoc.com), under applicable law and the New York Stock Exchange listing standards. In determining whether a director has a material relationship with the Company, the Board has adopted nine criteria. Those criteria may be viewed on the Company’s website at www.manitowoc.com. Any director who meets all of the nine criteria will be presumed by the Board to have no material relationship with the Company. All seven non-employee directors meet all nine of the criteria.

Guidelines.  The Company has adopted Corporate Governance Guidelines in order to set forth internal Board policies and procedures. A copy of the current Corporate Governance Guidelines may be viewed on the Company’s website at www.manitowoc.com.

As set forth in the Corporate Governance Guidelines, all directors are strongly encouraged to attend all annual shareholder meetings of the Company. All of the directors attended the annual shareholders’ meeting in 2009.

Ethics.  The Company has a Code of Business Conduct that includes a Global Ethics Policy that pertains to all employees. The Company has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, and controller, which is part of the Company’s Code of Business Conduct and Global Ethics Policy. A copy of these policies can be viewed at the Company’s website at www.manitowoc.com.

Meetings.  During the fiscal year ended December 31, 2009, the Board of Directors met six times. All members of the Board attended at least 75 percent of the meetings held by the Board and the committees on which they served. As required in the Corporate Governance Guidelines, the Board met in executive session at each regular Board meeting during 2009.

Board Leadership Structure.  The Board has determined that the interests of the Company and the Board of Directors are best served by having the same individual serve as both the Chairman of the Board and the Chief Executive Officer of the Company. Among the many factors considered by the Board in reaching this conclusion are (a) a track record of effective Board and Company leadership while the Chairman and CEO roles have been combined; (b) all Board members other than the CEO are independent; (c) all Committees of the Board consist only of independent directors; (d) the Board has established clear Corporate Governance Guidelines and Committee Charters which appropriately guide and govern the Chairman; (e) a track record of successful governance of the Company and the absence of any problematic governance issues while the Chairman and CEO roles have been combined; and (f) the existence of a “lead” independent director who presides at all “independent” director sessions of the Board.

The Corporate Governance Guidelines provide that the chairperson of the Corporate Governance Committee will serve as the presiding director for the executive (independent director) sessions. If for any reason the chairperson of the Corporate Governance Committee is unable to attend or perform the presiding role at a particular independent director session, he/she will designate the chairperson of either the Compensation Committee or the Audit Committee to assume the role of the presiding director for the particular independent director session. The chairperson of the Corporate Governance Committee, in his/her role as the presiding independent director, also performs the following functions: (a) calls independent directors sessions; (b) chairs and leads the discussions at independent director sessions; (c) serves as a liaison between the Chairman of the Board and the independent directors; and (d) reviews and approves the agendas for regular Board meetings, including the meetings schedule.

Committees.  The Company has standing Corporate Governance, Audit, and Compensation Committees of the Board of Directors, comprised of only independent directors as follows:

Corporate Governance Committee	Audit Committee	Compensation Committee

Keith D. Nosbusch, Chairman	Robert C. Stift, Chairman	James L. Packard, Chairman
Dean H. Anderson	Dean H. Anderson	Virgis W. Colbert
Virgis W. Colbert	Cynthia M. Egnotovich	Cynthia M. Egnotovich
	Kenneth W. Krueger	Kenneth W. Krueger

Risk Oversight

The Board of Directors is responsible for the oversight of risk across the entire Company. This responsibility is administered more directly through the Audit Committee of the Board of Directors. As set forth in the Audit Committee Charter, one purpose of the Audit Committee is to assist the Board of Directors in fulfilling its role in the oversight of the risk across the organization and the management and/or mitigation of those risks. On a regular basis in its Committee meetings, the Audit Committee specifically reviews the risk factors identified by management that could have a material adverse effect on the business, financial condition or results of operations of the Company. Additionally, the Audit Committee works to identify the Company’s material risks and risk factors through regular meetings and discussions with senior management, the director of internal audit and the Company’s independent auditors. Management reviews with the Audit Committee, the potential risks and mitigating strategies related to each of the Company’s key business areas (i.e., market, financial, operational, reputation, competition, legal and regulatory, environmental, health and safety, product liability, public reporting, information systems, employment and labor and strategic planning). As specific issues arise and are identified, the Audit Committee reviews with management, those issues and the controls that have been put in place as well as the actions taken to address and mitigate those risks. The management of the risks takes place through the following offices based on a responsibility: Chief Financial Officer (market, financial, accounting, information systems, public reporting, reputation, regulatory and strategic planning risks), General Counsel (legal, regulatory, product liability and insurance risks), Senior Vice President of Human Resources (employment, labor, regulatory, environmental, health and safety risk) and the segment Presidents (market, operational, and competition risks).

Transactions with Related Persons

The Company’s policies and procedures regarding the review, approval and ratification of related party transactions are circumscribed in the director independence criteria adopted by the Board and may be viewed on the Company’s website at www.manitowoc.com, and in the Company’s Code of Business Conduct and Code of Ethics which also may be viewed on the Company’s website at www.manitowoc.com. The Company’s Code of Ethics specifically requires that (a) without the prior approval of the Chief Executive Officer, the Chief Financial Officer or General Counsel of the Company no officer or employee will enter into any transaction for or on behalf of the Company with any other person or entity in which the employee or officer has a direct or indirect interest; (b) directors and officers of the Company are required to report annually on a director and officer questionnaire circulated by the Company, any material interest that such director or officer has in any business enterprise with which the Company conducts business; and (c) any transactions or agreements relating to transactions between the Company and any such business enterprise must be approved by those members of the Company’s Board of Directors who have no interest in the business enterprise, which approval may be a continuing approval. There were no reportable transactions with related parties during 2009.

Corporate Governance Committee

The Corporate Governance Committee is also the Company’s nominating committee. The purpose of the Corporate Governance Committee is to assist the Board in its corporate governance responsibilities, including to identify individuals qualified to become Board members, to recommend to the Board for the Board’s selection director nominees, and to recommend to the Board the corporate governance principles and guidelines. The

Corporate Governance Committee has a charter that may be viewed on the Company’s website at www.manitowoc.com.

All members of the Corporate Governance Committee are independent as defined in the Company’s Corporate Governance Guidelines (which may be viewed at the Company’s website at www.manitowoc.com), applicable law, and the corporate governance listing standards of the New York Stock Exchange.

There were four meetings of the Corporate Governance Committee during the Company’s fiscal year ended December 31, 2009. For further information see the Corporate Governance Committee Report below.

Audit Committee

The purpose of the Audit Committee, which is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, is to (A) assist the Board of Directors in fulfilling its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the performance of the Company’s internal audit function and independent auditors, (5) the risk across the organization and the management and/or mitigation of those risks, (6) the Company’s compliance with ethical standards established by law, rule, regulation, and Company policy, and (7) the Company’s disclosure processes and procedures; and (B) prepare the report that SEC rules require be included in the Company’s annual Proxy Statement. The Audit Committee has a charter, which may be viewed on the Company’s website at www.manitowoc.com.

All the members of the Audit Committee are “independent,” as defined in the Company’s Corporate Governance Guidelines (which may be viewed on the Company’s website at www.manitowoc.com), applicable law, and the corporate governance listing standards of the New York Stock Exchange relating to audit committees. The Board has designated Messrs. Anderson, Krueger, and Stift and Ms. Egnotovich as “audit committee financial experts” as defined in the Company’s Audit Committee Charter and in the Securities and Exchange Commission regulations.

During the fiscal year ended December 31, 2009, the Audit Committee met four times. For further information see the Audit Committee Report below.

Compensation Committee

The Compensation Committee provides assistance to the Board of Directors in fulfilling its responsibility to achieve the Company’s purpose of maximizing the long-term total return to shareholders by ensuring that officers, directors, and employees are compensated in accordance with the Company’s philosophy, objectives, and policies. The Compensation Committee reviews and approves compensation and benefits policies, strategies, and pay levels necessary to support corporate objectives and provides an annual report on executive compensation for inclusion in the Company’s Proxy Statement, in accordance with applicable rules and regulations. A copy of the Compensation Committee Charter can be viewed on the Company’s website at www.manitowoc.com.

The Compensation Committee is primarily responsible for administering the Company’s executive compensation program. As such, the Compensation Committee reviews and approves all elements of the executive compensation program that cover the named executive officers. Management is responsible for making recommendations to the Compensation Committee (except with respect to compensation paid to the CEO) and effectively implementing the executive compensation program, as established by the Compensation Committee. To assist the Compensation Committee with its responsibilities regarding the executive compensation program, the Committee has retained Towers Watson (f/k/a Towers Perrin) as its independent compensation consultant.

The Compensation Committee’s responsibilities include:

•	Acting on behalf of the Board of Directors in setting compensation policy, administering compensation plans and making decisions with respect to the compensation of key Company executives, including the review and approval of merit/other compensation budgets and payouts under incentive plans.

•	Reviewing and approving annual base salary levels, short-term and long-term incentive opportunity levels, executive perquisites, employment agreements (if and when appropriate), benefits and supplemental benefits of the CEO and other key executives of the corporation.

•	Annually appraising the performance of the chief executive officer and providing developmental feedback to the CEO and, when appropriate, to other key executives of the organization.

•	Annually evaluating CEO and other key executives’ compensation levels and payouts against (1) pre-established, measurable performance goals and objectives; and (2) an appropriate comparison group.

•	Reviewing and recommending pay levels for non-employee directors for vote by the full Board.

There were six meetings of the Compensation Committee during fiscal year ended December 31, 2009. For further information see the “Compensation Discussion and Analysis and Compensation Committee Report” below.

3.	CORPORATE GOVERNANCE COMMITTEE REPORT

The Corporate Governance Committee has adopted the following policies and procedures regarding consideration of candidates for the Board.

Consideration of Candidates for the Board of Directors Submitted by Shareholders.  The Corporate Governance Committee will only review recommendations for director nominees from any shareholder beneficially owning, or group of shareholders beneficially owning in the aggregate, at least 5% of the issued and outstanding Common Stock of the Company for at least one year as of the date that the recommendation was made (a “Qualified Shareholder”). Any Qualified Shareholder must submit its recommendation no later than the 120th calendar day before the date of the Company’s proxy statement released to the shareholders in connection with the previous year’s annual meeting, for the recommendation to be considered by the Corporate Governance Committee. Any recommendation must be submitted in accordance with the policy in the Corporate Governance Guidelines captioned “Shareholder/Interested Person Communications.” In considering any timely submitted recommendation from a Qualified Shareholder, the Corporate Governance Committee shall have sole discretion as to whether to nominate the individual recommended by the Qualified Shareholder, except that in no event will a candidate recommended by a Qualified Shareholder who is not “independent” as defined in the Company’s Corporate Governance Guidelines and who does not meet the minimum expectations for a director set forth in the Company’s Corporate Governance Guidelines, be recommended for nomination by the Corporate Governance Committee.

The Corporate Governance Committee did not receive, prior to the deadline noted in the foregoing policy, any recommendations for director nominees from any Qualified Shareholder (as defined in the foregoing policy).

Consideration of Candidates for Board that are Incumbent Directors.  Prior to the expiration of the term of a director desiring to stand for re-election, the Corporate Governance Committee will evaluate the performance and suitability of the particular director. The evaluation may include the opportunity for other sitting directors to provide input to the Corporate Governance Committee or its chairperson and may include an interview of the director being evaluated. If the director being evaluated is the chairperson of the Corporate Governance Committee, another Corporate Governance Committee member will be appointed by the Corporate Governance Committee to lead the evaluation. The Corporate Governance Committee will make a recommendation to the Board for the Board’s final decision on each director seeking re-election.

Consideration of Candidates for Board that are Non-incumbent Directors.  In the event of a vacancy in the Board of Directors that the Corporate Governance Committee anticipates will not be filled by an incumbent director, the Corporate Governance Committee will manage the process of searching for a suitable director. The Corporate Governance Committee will be free to use its judgment in structuring and carrying out the search process based on the Corporate Governance Committee’s and the Board’s perception as to what qualifications would best suit the Board’s needs for each particular vacancy. The process may include the consideration of candidates recommended by officers, Board members, shareholders, and/or a third party professional search firm retained by the Corporate Governance Committee. The Corporate Governance Committee has sole authority to retain (including to determine the fees and other retention terms) and terminate any third party to be used to identify director candidates and/or evaluate any director candidates. Any candidate should meet the expectations for directors set forth in the Company’s Corporate Governance Guidelines. Strong preference should be given to candidates who are “independent,” as that term is defined in the Corporate Governance Guidelines and the New York Stock Exchange rules, and to candidates who are sitting or former executives of companies whose securities are listed on a national securities exchange and registered pursuant to the Securities Exchange Act of 1934. The Corporate Governance Committee is not required to consider candidates recommended by a shareholder except in accordance with the Policy captioned “Consideration of Candidates for the Board of Directors Submitted by Shareholders,” set forth in the Corporate Governance Committee Charter. If the Corporate Governance Committee determines to consider a candidate recommended by a shareholder, the Committee will be free to use its discretion and judgment as to what deference will be given in considering any such candidate.

Directors Qualifications and Diversity.  The Board of Directors appreciates the value that can come from a diverse representation on the Board of Directors. In identifying candidates for the Board of Directors, the Corporate Governance Committee considers foremost the qualifications and experience that the Board believes would best suit the Board’s needs created by each particular vacancy. As part of the process, the Corporate Governance Committee and the Board endeavor to have a Board comprised of individuals with diverse backgrounds, viewpoints, and life and professional experiences, provided such individuals should all have a high level of management and/or financial experience. In this process, the Board of Directors and the Corporate Governance Committee does not discriminate against any candidate on the basis of race, color, national origin, gender, religion, disability, sexual orientation or gender identity.

Shareholder/Interested Person Communications.  As set forth in the Company’s Corporate Governance Guidelines, which may be viewed on the Company’s website at www.manitowoc.com, any shareholder or interested person may communicate with the Board of Directors in accordance with the following process. If an interested party desires to communicate with the Board of Directors or any member of the Board of Directors, the interested party may send such communication in writing to the Company to the attention of the Director of Investor Relations and/or the General Counsel. Such communication must include the following information in order to be considered for forwarding on to the Board of Directors or the applicable director:

1. The name, address, and phone number of the interested party.

2.	The basis of the party’s interest in the Company, e.g., if the interested party is a shareholder, a statement to that effect with the number of shares owned by the shareholder and the length of time that such shares have been beneficially owned.

3.	The identity of the director or directors for whom such communication is intended.

4.	The address where any reply or questions may be sent by the Company, the Board or any Board member.

5.	Whether such interested party requests that the Company let the interested party know whether or not such communication has been forwarded to the Board or the particular Board member.

6.	Such other information that the Company may subsequently request in order to verify the foregoing information or to clarify the communication.

Any communication which the Company’s Director of Investor Relations or General Counsel determines, in his or her discretion, to be or to contain any language which is offensive or to be dangerous, harmful, illegal, illegible, not understandable, or nonsensical, may, at the option of such person, not be forwarded to the Board or any particular director. Any communication from an interested party shall not be entitled to confidential treatment and may be disclosed by the Company or by any Board member as the Company or the Board member sees fit. Neither the Company nor the Board nor any Board member shall be obligated to send any reply or response to the interested party, except to indicate to the interested party (but only if the interested party specifically requested such an indication) whether or not the interested party’s communication was forwarded to the Board or the applicable Board member.

Corporate Governance Committee
Keith D. Nosbusch, Chairman
Dean H. Anderson
Virgis W. Colbert

4.	AUDIT COMMITTEE REPORT

In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2009, with the Company’s management;

•	discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, those matters required to be discussed by Statement on the Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance); and

•	received the written disclosure and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), considered whether the provisions of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP’s independence, and discussed with PricewaterhouseCoopers LLP its independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009.

Fees Billed to the Company by PricewaterhouseCoopers LLP during
Fiscal 2008 and 2009

Fees billed or expected to be billed by PricewaterhouseCoopers LLP for each of the last two years are listed in the following table.

		Audit
Year Ended	Audit	Related		All Other
December 31	Fees	Fees	Tax Fees	Fees

2009	$1,853,200	$54,000	$327,900	$1,500
2008	$2,368,100	$528,500	$178,600	$1,500

Audit fees include fees for services performed to comply with Generally Accepted Auditing Standards (GAAS), including the recurring audit of the Company’s consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to consents and assistance with a review of documents filed with the Securities and Exchange Commission (SEC).

Audit related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions.

Tax fees primarily include fees associated with tax compliance, tax consulting, as well as domestic and international tax planning.

All other fees primarily include fees associated with an accounting research tool.

The Company’s policy and procedures for pre-approval of non-audit services to be performed by the Company’s independent registered public accounting firm are set forth in Section III of the Audit Committee Charter. A copy of the Audit Committee Charter may be viewed on the Company’s website at www.manitowoc.com. All services performed by PricewaterhouseCoopers LLP that are encompassed in the audit related fees, tax fees, and all other fees were approved by the Audit Committee in advance in accordance with the pre-approval policy and process set forth in the Audit Committee Charter.

Independent Registered Public Accounting Firm

In accordance with the recommendation of the Audit Committee, and at the direction of the Board of Directors, the Company has retained PricewaterhouseCoopers LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2010. As set forth in this Proxy Statement, the appointment of PricewaterhouseCoopers LLP is being submitted to the shareholders for ratification at the upcoming Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

Audit Committee
Robert C. Stift, Chairman
Dean H. Anderson
Cynthia M. Egnotovich
Kenneth W. Krueger

5.	EQUITY COMPENSATION PLANS

The following table summarizes, as of December 31, 2009, the number of shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans and the number of shares available under such plans pursuant to which grants of options, warrants, and rights to acquire shares may be made from time to time.

Equity Compensation Plan Information

					Number of securities
					remaining available for
	Number of securities to		Weighted-average exercise		future issuance under
	be issued upon exercise of		price of outstanding		equity compensation plans
	outstanding options,		options, warrants, and		(excluding securities
Plan Category	warrants, and rights (A)		rights (B)		reflected in column (A))(C)
Equity compensation plans not approved by security holders(1)(3)	772,306	(2)	$6.73	(2)	0	(2)

Equity compensation	4,793,464	(4(a))	$14.75	(4(a))	6,945,528	(4(a))
plans approved by security	186,800	(4(b))	$22.78	(4(b))	511,400	(4(b))
holders(4)	216,000	(4(c))(2)	$6.67	(4(c))(2)	0	(4(c))(2)

Total(3)	5,968,570				7,456,928

(1)	Consists of the Company’s 1995 Stock Plan (which is the predecessor to the 2003 Incentive Stock and Awards Plan) and Deferred Compensation Plan. No additional awards are available for issuance under the 1995 Stock Plan. For a description of the key provisions of the Deferred Compensation Plan, see the discussion contained in this Proxy Statement under section 8 — Compensation Discussion and Analysis and Compensation Committee Report under the subsection captioned “Deferred Compensation” and the discussion contained under section 7 — Non-Employee Director Compensation.

(2)	Column (A) does not include 302,897 Common Stock units issued under the Deferred Compensation Plan as of December 31, 2009. Each Common Stock unit under the Deferred Compensation Plan represents the right to receive one share of Company Common Stock following the participant’s death, disability, termination of service as a director or employee, a date specified by the participant, or the earlier of any such events to occur. Since the Common Stock units are acquired by participants through a deferral of fees or compensation, there is no “exercise price” associated with the Common Stock units. As a result, the weighted-average exercise price in column (B) is calculated solely on the basis of outstanding options issued under the 1995 Stock Plan, the 1999 Non-Employee Director Stock Option Plan, the 2003 Incentive Stock and Awards Plan, and the 2004 Non-Employee Director Stock and Awards Plan, and does not take into account the Common Stock units issued under the Deferred Compensation Plan. The operation of the Deferred Compensation Plan requires the plan trustees to make available as and when needed a sufficient number of shares of Company Common Stock to meet the needs of the plan. Accordingly, since there is no specific number of shares reserved for issuance under the Deferred Compensation Plan, column (C) includes only those shares remaining available for issuance under the 1995 Stock Plan, the 1999 Non-Employee Director Stock Option Plan, the 2003 Incentive Stock and Awards Plan, and the 2004 Non-Employee Director Stock and Awards Plan.

(3)	Does not include the 8,660 shares underlying the outstanding stock options issued under the Grove Investors, Inc. 2001 Stock Incentive Plan, which were assumed by the Company in connection with the acquisition of Grove Investors, Inc. Those options have a weighted average exercise price of $4.575. No additional options may be granted under the Grove Investors, Inc. 2001 Stock Incentive Plan.

(4)	Consists of (a) the Company’s 2003 Incentive Stock and Awards Plan, (b) the 2004 Non-Employee Director Stock and Awards Plan, and (c) the 1999 Non-Employee Director Stock Option Plan. The 1999 Non-Employee Director Stock Option Plan (the “1999 Director Stock Plan”) is the predecessor to the 2004 Non-Employee Director Stock and Awards Plan (the “2004 Director Stock Plan”). Upon the effective date of the 2004 Director Stock Plan no further awards can be made from the 1999 Director Stock Plan and all shares that would otherwise have been available for new grants under the 1999 Director Stock Plan are no longer available for granting. For a description of the key provisions of the 2003 Incentive Stock and Awards plan, see the discussion contained in this Proxy Statement under section 8 — Compensation Discussion and Analysis and Compensation Committee Report under the subsection captioned “Long-Term Incentives”. For a description of the key provisions of the 2004 Director Stock Plan, see the discussion contained in this Proxy Statement under section 7 — Non-Employee Director Compensation.

6.	OWNERSHIP OF SECURITIES

Stock Ownership of Beneficial Owners of More than Five Percent

The following table sets forth information regarding the beneficial ownership of each person or entity known by the Company to have beneficial ownership of more than 5% of the Company’s outstanding Common Stock as of December 31, 2009.

Name and Address	Amount and Nature	Percent
of Beneficial Owner	of Beneficial Ownership	of Class
BlackRock Inc.(1) 40 East 52nd Street New York, NY 10022	7,082,814	5.42%

Marshall & Ilsley Corporation(2) 770 North Water Street Milwaukee, WI 53202

Marshall & Ilsley Trust Company N.A.(2) 111 East Kilbourn Avenue, Suite 200 Milwaukee, Wisconsin 53202	7,731,513(2)	5.90%

(1)	This information is based solely on a Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 29, 2010. The Schedule 13G indicates that BlackRock filed the Schedule 13G as a parent holding company or control person with respect to the following subsidiaries of BlackRock: BlackRock Asset Management Japan Limited; BlackRock Advisors (UK) Limited; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock Asset Management Australia Limited; BlackRock Financial Management, Inc.; BlackRock Investment Management, LLC; and BlackRock International Ltd.

(2)	This information is based solely on a Schedule 13G filed with the SEC jointly by Marshall & Ilsley Corporation (“M&I”) and Marshall & Ilsley Trust Company N.A. (“M&I Trust Co.”) on February 16, 2010. M&I and M&I Trust Co. reported that they may be deemed to have sole voting and dispositive power with respect to 54,368 shares and shared voting and dispositive power with respect to 7,677,145 shares. M&I and M&I Trust Co. reported in the Schedule 13G that they specifically disclaimed beneficial ownership of 7,673,195 of the 7,677,145 shares over which they may be deemed to have shared voting and dispositive power.

Stock Ownership of Directors and Management

The following table sets forth information regarding the beneficial ownership of Common Stock by each director and director nominee of the Company, by each executive officer of the Company named in the Summary Compensation Table below, and by the directors and executive officers of the Company as a group. Unless otherwise indicated, the information is provided as of February 26, 2010. Each of the persons listed below is the beneficial owner of less than 1% of the outstanding shares of Common Stock and the executive officers and directors as a group own less than 2% of the outstanding shares of Common Stock. The table also reflects for each person the number of Common Stock units associated with compensation deferred under the Company’s Deferred Compensation Plan. None of the persons named below has pledged any of their shares as security.

	Number of Shares of Common		Number of Deferred Common
Name	Stock Beneficially Owned(1)		Stock Units Beneficially Owned(2)
Dean H. Anderson	78,712	(5)	33,199
Virgis W. Colbert	116,600	(6)	16,553
Cynthia M. Egnotovich	22,000	(7)	2,773
Eric P. Etchart	99,855	(4)(8)	0
Maurice D. Jones	187,580	(3)(4)(9)	8,669
Kenneth W. Krueger	72,000	(10)	17,225
Carl J. Laurino	214,720	(3)(4)(11)	546
Thomas G. Musial	306,836	(3)(4)(12)	8,691
Keith D. Nosbusch	88,000	(13)	11,100
James L. Packard	152,000	(14)	33,383
Robert C. Stift	116,000	(15)	27,273
Glen E. Tellock	581,863	(3)(4)(16)	9,920

Total of all above-named executive officers and directors	2,036,166		169,332

Total of all executive officers and directors as a group (14 persons)	6,128,678	(17)	289,311	(18)

(1)	Unless otherwise noted, the specified persons have sole voting power and sole dispositive power as to the indicated shares.

(2)	The Company has the sole right to vote all shares of Common Stock underlying the Common Stock units held in the Deferred Compensation Plan Trust. The independent trustee of the Trust has dispositive power as to such shares.

(3)	For the following current executive officers, includes the indicated number of shares which were held in their respective 401(k) Retirement Plan accounts as of December 31, 2009, as to which they have sole voting power and shared investment power: Glen E. Tellock — 17,353, Carl J. Laurino — 29,422, Thomas G. Musial — 21,005, and Maurice D. Jones — 4,817.

(4)	Reflects shares beneficially owned as of December 31, 2009, under the 401(k) Retirement Plan, as amended effective April 1, 1999, to provide that, after July 1, 1999, Plan accounts are valued on a daily basis.

(5)	Includes 20,600 shares which Mr. Anderson has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or the 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting. Includes 6,000 shares held in an IRA for Mr. Anderson’s spouse and excludes 3,920 shares held in trusts for the benefit of Mr. Anderson’s grandchildren.

(6)	Includes 55,200 shares which Mr. Colbert has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or the 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(7)	Includes 2,000 shares which Ms. Egnotovich has the right to acquire pursuant to the 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(8)	Includes 40,454 shares which Mr. Etchart has the right to acquire pursuant to the 1995 Stock Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(9)	Includes 133,950 shares which Mr. Jones has the right to acquire pursuant to the 1995 Stock Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual meeting.

(10)	Includes 37,200 shares which Mr. Krueger has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or the 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(11)	Includes 125,786 shares which Mr. Laurino has the right to acquire pursuant to the 1995 Stock Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting. Also, excludes 1,200 shares owned by Mr. Laurino’s spouse.

(12)	Includes 177,675 shares which Mr. Musial has the right to acquire pursuant to the 1995 Stock Option Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(13)	Includes 57,200 shares which Mr. Nosbusch has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(14)	Includes 109,200 shares which Mr. Packard has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(15)	Includes 85,200 shares which Mr. Stift has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting. Also, excludes 4,000 shares held by Mr. Stift’s spouse in a revocable trust as to which Mr. Stift disclaims beneficial ownership.

(16)	Includes 18,054 shares as to which voting and investment power is shared with Mr. Tellock’s spouse. Also includes 322,200 shares which Mr. Tellock has the right to acquire pursuant to the 1995 Stock Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting. Also excludes 2,500 shares held either by a daughter or by Mr. Tellock’s spouse as custodian for a daughter.

(17)	Includes 18,054 shares of Common Stock as to which voting and investment power are shared, and 3,960,288 shares, as of February 26, 2010, held by the 401(k) Retirement Plan (persons within the group hold sole voting power with respect to 82,127 of these shares, and share investment power with respect to all of these shares by virtue of the Plan’s administration by an investment committee of benefit management executive officers).

(18)	Also includes 27,826 shares, as of February 26, 2010, as to which the Company, through certain officers, have sole voting power under the Deferred Compensation Plan Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors and persons owning more than ten percent of the Company’s Common Stock to file reports of ownership and changes in ownership of equity and derivative securities of the Company with the Securities and Exchange Commission and the New York Stock Exchange. To the Company’s knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 2009 were complied with in a timely manner except for a purchase on May 21, 2009 of 900 shares of Company stock by one of Mr. Tellock’s daughters and a purchase of 1,000 shares of Company stock by Mr. Tellock’s wife as custodian for another daughter. These purchases were disclosed pursuant to a filing made on August 10, 2009.

7.	NON-EMPLOYEE DIRECTOR COMPENSATION

The annual compensation package for non-employee directors is designed to attract and retain highly experienced and qualified individuals to serve on the Company’s Board of Directors.

The 2009 compensation package consisted of cash (Board and committee annual retainers and meeting fees) and equity (restricted stock) awards. Directors are also entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and from and attendance at Board and committee meetings and other Company events. The compensation package is intended to be competitive relative to general industrial companies of comparable size to the Company. The Compensation Committee typically reviews the market competitiveness of the non-employee director compensation program every two years. The last review of the program was conducted in 2008.

Approximately two-thirds of the target annual compensation package is delivered in the form of equity, which is designed to promote a greater alignment of interest between the Company’s non-employee directors and its shareholders. In 2008, the Compensation Committee with the assistance of its compensation consultant, Towers Watson (formerly Towers Perrin), undertook an analysis of its non-employee director compensation. As a result of that analysis, upon recommendation from the Compensation Committee, the full Board approved changes to the non-employee director compensation to bring the compensation more in line with market median practices. These changes are summarized in the table below. In 2009, the equity grant was set based on the Company’s recent average stock price ending in January 2009, consideration of share usage and other factors. The actual grant price and accounting expense was determined at the date of grant (February 24, 2009). An individual director’s actual annual compensation will vary based on committee memberships, committee chair responsibilities, and the number of Board and committee meetings attended.

Stock awards in 2009 were granted out of the 2004 Non-Employee Director Stock and Awards Plan (the “2004 Director Stock Plan”). The purpose of the 2004 Director Stock Plan is three-fold: (i) to promote the long-term growth and financial success of the Company; (ii) to attract and retain highly experienced and qualified individuals to serve on the Company’s Board of Directors; and (iii) to assist the Company in promoting a greater alignment of interest between the Company’s non-employee directors and its shareholders. The 2004 Director Stock Plan is designed to achieve these goals by providing non-employee directors of the Company with incentives to increase shareholder value by offering them the opportunity to acquire shares of the Company’s Common Stock, receive incentives based on the value of such Common Stock, or receive other equity-based incentives as provided in the 2004 Director Stock Plan. Only non-employee directors of the Company are eligible to receive awards under the 2004 Director Stock Plan. The Compensation Committee of the Company’s Board of Directors may, in its discretion, grant awards from time to time in such amounts as it determines and to such non-employee directors as it selects.

The following table summarizes the 2009 compensation elements provided to the Company’s non-employee directors. For 2009, the restricted stock grant guideline value was $100,000; however, the grant date value was much less due to the actual stock price on the date of grant.

Element	Amount
Annual Board Member Cash Retainer	$60,000
Board Per-Meeting Fee	$1,500
Committee Per-Meeting Fee	$1,500
Audit Committee Chairperson Annual Retainer	$15,000
Compensation Committee Chairperson Annual Retainer	$9,000
Governance Committee Chairperson Annual Retainer	$7,500
Annual Restricted Stock Grant(1)	9,700 shares

(1)	The award was granted on February 24, 2009.

Effective in 2005, the Board implemented stock ownership guidelines for non-employee directors, which require a non-employee director to acquire an amount of the Company’s Common Stock with a value equal to five times such director’s total annual Board member cash retainer (does not include meeting fees or the annual committee chairperson retainers). The guidelines require the stock ownership amount to be met by the later of the end of 2010 or the end of the fifth full calendar year after the director is first elected to the Board. As of December 31, 2009, each of the non-employee directors was in compliance or projected to be in compliance with his/her respective ownership guideline.

In addition, under the Company’s Deferred Compensation Plan, each non-employee director may elect to defer all or any part of the director’s annual retainer and meeting fees for future payment upon death, disability, termination of service as a director, a date specified by the participant, or the earlier of any such date to occur. A director may use the Deferred Compensation Plan as a means of achieving the director’s stock ownership guideline by electing to defer a portion of his/her compensation under the Company’s Deferred Compensation Plan and investing in stock units (value equivalent to Manitowoc’s stock price).

In 2009, only restricted stock was granted to non-employee directors at the February meeting of the Board of Directors. The restrictions on the restricted stock awards lapse on the third anniversary of the grant date. The restrictions provide that, unless the Compensation Committee in its discretion determines otherwise, (i) the restricted shares will be immediately forfeited if the director ceases to be a member of the Board prior to the restriction lapse date for any reason other than the director’s retirement (due to reaching the mandatory retirement age established by the Board), death or disability; and (ii) the restricted shares are generally transferable, but may not be assigned, pledged or mortgaged prior to the restriction lapse date. In previous years, stock options were also granted, which had an exercise price equal to the closing stock price on the date of grant, a 10-year term and vested immediately.

Non-Employee Directors’ Compensation

The following table sets forth the total compensation earned by non-employee directors during the fiscal year ended December 31, 2009.

					Change in
					Pension Value
					and Nonqualified
	Fees Earned				Deferred
	or Paid in		Stock	Option	Compensation	All Other
Name	Cash(1)		Awards(3)	Awards(4)	Earnings	Compensation(5)	Total
Dean H. Anderson	$79,500		$42,777	$0	$0	$0	$122,277
Virgis W. Colbert	$81,000		$42,777	$0	$0	$0	$123,777
Cynthia M. Egnotovich	$78,000		$42,777	$0	$0	$0	$120,777
Kenneth W. Krueger	$79,500		$42,777	$0	$0	$0	$122,277
Keith D. Nosbusch	$81,000	(2)	$42,777	$0	$0	$0	$123,777
James L. Packard	$84,000	(2)	$42,777	$0	$0	$0	$126,777
Robert C. Stift	$88,500	(2)	$42,777	$0	$0 (6)	$0 (6)	$131,277

(1)	Includes meeting fees for the December 2009 Board and Committee meetings which were paid in January 2010.

(2)	Includes committee chairperson annual retainer in the following amounts: Audit — $15,000, Compensation — $9,000 and Corporate Governance — $7,500. Mr. Nosbusch served as chair of the Corporate Governance Committee, Mr. Packard served as chair of the Compensation Committee, and Mr. Stift served as chair of the Audit Committee.

(3)	Reflects the grant date fair value of restricted stock awarded in 2009 as computed under FASB ASC Topic 718 (f/k/a FAS 123R). The restrictions on restricted stock awards lapse on the third anniversary of the grant date. At year end, each non-employed director other than Ms. Egnotovich had 12,700 shares of restricted stock outstanding. At year end, Ms. Egnotovich had 10,700 shares of restricted stock outstanding.

(4)	No options were awarded to directors in 2009. At year end, the directors had the following options outstanding: Dean H. Anderson — 20,600, Virgis W. Colbert — 55,200, Cynthia M. Egnotovich — 2,000, Kenneth W. Krueger — 37,200, Keith D. Nosbusch — 57,200, James L. Packard — 109,200, Robert C. Stift — 85,200.

(5)	Not included in these numbers are travel-related expenses of a director’s spouse or guest. From time to time, spouses or guests may be invited to accompany the directors at a Company function at the Company’s expense. During 2009, spouses of directors were invited to attend the February Board meeting. Mr. Anderson and Ms. Egnotovich did not have a spouse or guest attend the February Board meeting. At the February event the company reimbursed air fares for the spouse of Mr. Colbert in the amount of $1,814.00 and Mr. Krueger in the amount of $338.00. Meals and other expenses (other than airfare) reimbursed for the spouses attending the February event averaged less than $100.

(6)	Amounts do not include $89,235.48 paid to Mr. Stift during 2009 pursuant to the terms of a Supplemental Executive Retirement Plan of Grove North America, Division of Kidde Industries, Inc. (the predecessor of Grove Investors, Inc.) (“Grove”). Prior to becoming a member of the Board of the Company, Mr. Stift served as an officer of Grove until his retirement in April 1998, and was a participant in the plan when Grove was acquired by the Company in 2002. The benefits Mr. Stift receives under the plan relate solely to his prior service as an officer of Grove and do not relate to his service as a member of the Board of Directors of the Company.

8.	COMPENSATION DISCUSSION AND ANALYSIS AND COMPENSATION COMMITTEE REPORT

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The discussion and analysis below is designed to assist you with understanding the objectives of our executive compensation program (the “executive compensation program”), the different components of compensation paid to our named executive officers (the CEO, CFO, and three other most highly compensated executive officers other than the CEO and CFO) and the basis for our compensation decisions. This discussion and analysis should be read together with the compensation tables located elsewhere in this Proxy Statement.

Compensation Program Administration

The Compensation Committee of the Board of Directors (“Compensation Committee”) is primarily responsible for administering the Company’s executive compensation program. As such, the Compensation Committee reviews and approves all elements of the executive compensation program that cover the named executive officers. Additional information about the role and processes of the Compensation Committee is presented in the Governance of the Board and its Committees — Compensation Committee section.

Compensation Program Objectives and Philosophy

Our executive compensation program aligns the interests of our executives with the interests of our shareholders and motivates our executives to maximize long-term total returns to our shareholders. In addition, our executive compensation program provides competitive total compensation opportunities, at a reasonable cost, in order to attract, motivate and retain highly-qualified executives critical to the achievement of the Company’s financial and strategic goals.

Our compensation program is intended to motivate executives by:

•	Paying for performance. A significant portion of the compensation paid to an executive is variable and “at risk,” and is earned based on the achievement of the Company’s financial goals and/or stock price appreciation.

•	Providing market competitive compensation. Compensation opportunities for executives are established based on a review of compensation offered to executives in comparable positions at general industrial companies of similar size.

•	Encouraging long service. The Company offers several retirement and savings plans, which are payable after retirement from the Company and provide employees with the opportunity to earn Company contributions or save pre-tax dollars for retirement.

•	Facilitating executive stock ownership. Long-term incentive awards are paid solely in Company stock, and executive officers are subject to minimum stock ownership guidelines.

It is the Compensation Committee’s philosophy to set overall compensation and each element of compensation paid to our named executive officers and other executive officers to be within a competitive range of market median practices. In connection with its executive compensation determinations, the Company reviews survey data among comparable companies and broader market trends/developments, as provided by the Compensation Committee’s compensation consultant, Towers Watson. Given the range of its businesses, the Company reviews market pay data among comparably-sized general industrial companies; a specific peer group for pay benchmarking is not used. Survey data of comparable positions is analyzed annually in considering adjustments to base salaries and target short-term and long-term incentive award opportunities. Survey data is reviewed periodically to help maintain the competiveness of all elements of compensation.

Total Compensation

Overall target compensation for named executive officers is set to be within a competitive range of market median practices. In setting an individual executive’s salary and target incentive award opportunities, the CEO (with respect to his team) and Compensation Committee also consider experience, length of service, individual and Company performance, current market practices, internal equity, and business/people needs. Actual total compensation can vary from target compensation based on the individual’s and the Company’s performance.

Compensation Elements

We believe the executive compensation program described below, by element and in total, best achieves our objectives.

Element	Purpose	Characteristics
Base Salary	Establish a certain element of pay for an individual’s competencies, skills, experience and performance relative to his/her current job	Not at risk; eligible for annual merit increases and adjustments for changes in job responsibilities

Short-Term Incentives	Motivate and reward the achievement of annual Company financial goals, as assessed by Economic Value Added (“EVA®”) results, relative to targeted levels	Performance-based (variable) cash opportunity; amount earned will vary based on actual financial results achieved

Long-Term Incentives	Motivate and reward the achievement of stock price appreciation over time	Majority is performance-based opportunity; amount realized by the executive is dependent upon stock price performance

Retirement Benefits	Facilitate long service with the Company by providing a targeted replacement income level upon retirement	Both fixed and variable aspects; contributions drive growth of funds and future payments

Benefits and Perquisites	Provide additional financial security and other enhanced benefits for executives	Generally fixed; actual cost is based on participation and usage

Change in Control (CIC) Continued Employment and Severance Benefits	Provide continuity of the leadership team leading up to and after a change in control	Contingent component; provides for continued employment upon a CIC and severance benefits if an executive’s employment is terminated following a CIC

In setting total compensation, a consistent approach is applied for all executive officers. Executive officers may also receive pay increases at the time of promotions, which on May 1, 2007 occurred for Mr. Tellock (promoted to President and Chief Executive Officer). In connection with that promotion, the Compensation Committee increased base salary and target short-term incentive award percentages, and made additional long-term incentive grants. Additional detail regarding each pay element is presented below. Other than the Change in Control Severance Arrangements (Contingent Employment Agreements) described below and the Employment Arrangement with Mr. Etchart summarized below, the Company does not have employment agreements with any of the named executive officers.

Base Salary.  Salaries are reviewed annually, and adjustments, if any, are based on consideration of the Company’s overall budget for base salaries for the year, individual factors (competencies, skills, experience, and performance), internal equity, and market pay data. At the end of 2008, based on consideration of the above-mentioned factors, the Board approved increases for the executive officers of the Company effective January 1, 2009. However, in view of the economic conditions, the increases were not implemented. Furthermore, effective with the pay period commencing July 26, 2009 through December 26, 2009, the Company implemented a pay reduction for all officers equal to 3% of their base salary for that time period. The salary previous to the 3% reduction was reinstated for the pay period commencing December 27, 2009. Based upon the survey data provided by the Compensation Committee’s compensation consultant, the base salaries approved for the named executive officers in 2009 on average approximated the median of base salaries of comparable positions in considering an individual’s experience, performance and other factors.

Short-Term Incentives.  The Short-Term Incentive Plan (“STIP”) rewards eligible participants for maximizing shareholder value. The Company believes the creation of shareholder value is best measured by EVA®, a technique developed by Stern Stewart & Co., which measures the economic profit generated by a business. EVA® is equal to the difference between:

i.	Net operating profit after tax (for certain participants who are likely to directly affect improvements in the Company’s tax rate) or net operating profit before tax (for participants who are not likely to directly affect improvements in the Company’s tax rate), defined as operating earnings adjusted to eliminate the impact of, among other things, certain accounting charges such as bad debt and inventory reserve expenses, and research and development costs; and

ii.	A capital charge, defined as capital employed multiplied by the weighted average cost of capital.

The weighting of an EVA® center for a particular executive depends upon the executive’s primary operating unit responsibilities. The 2009 weightings for the named executive officers were as follows:

•	Corporate Officers: awards based 100% on Corporate EVA® performance

•	Business Segment Presidents: awards based 50% on Business Segment and 50% on Corporate EVA® performance

Participants under the STIP are divided into thirteen classifications, which in 2009 had target incentive award levels ranging from 5% to 90% of base salary. The classification assignment corresponds with what the Company believes is the relative effect of a participant’s job on the Company’s performance.

Awards under the STIP are based on results relative to target EVA® for the participant’s participating group (or combination of participating group in the case of Business Segment Presidents). The target EVA® for 2009 varied among the various participating groups; in total in 2009 there were sixteen participating groups. The named executive officers were in the Corporate Group, Crane Group and/or Foodservice Group or a combination of two or those groups). For 2009 the target EVA® for all participating groups was determined by the actual EVA® achieved for the respective participating groups in 2008 plus the expected improvement in EVA® for 2009. For all participating groups in 2009, the Plan also set forth a maximum EVA® that could be earned which is determined by the actual EVA® achieved in the preceding year, plus the expected improvement in EVA® for the performance year and an amount equal to 150% of the leverage factor for the performance year.

Probabilities of achievement are considered in calibrating the expected improvement and leverage factors. The leverage factor is the amount of EVA® above the target EVA® that must be achieved before an incentive award of two times the target incentive award percentage is earned, or stated in the converse, it is the minimum amount of EVA® below the target EVA® that would result in a zero incentive award being earned. The expected improvement and leverage factors are evaluated and recalibrated no less than every three years, and were recalibrated in 2008 for

2009, 2010 and 2011 performance. The Company retains the services of Stern Stewart & Co. to assist with the recalibration of the leverage and expected improvement factors.

The 2009 target annual incentive award percentages assigned to the Company’s named executive officers ranged from 60% to 90% of base salary, based on the position’s responsibilities and business impact. Awards earned under the STIP can range from 0% to 250% of an individual’s target award opportunity based on actual EVA® results versus the target EVA® for the year. Earned awards, if any, are fully paid out after the end of the year.

2009 Awards.  Because the Company’s actual 2009 EVA® performance for the Corporate Group was significantly below target EVA® levels, no STIP payouts were made for 2009 performance for the named executive officers. Presented below are the 2009 actual EVA® performance for the participating groups (EVA® centers) applicable to named executive officers and the award earned.

			Award Earned (as
	2009 Target	2009 Actual	a % of Target
EVA® Center	EVA®	EVA®	Opportunity)
Corporate Group	$239,772,000	$(139,244,000)	0%

Crane Group	$262,801,000	$1,823,000	0%

Foodservice Group	$(12,346,000)	$(123,439,000)	0%

The actual incentive award payouts for the named executive officers are presented in the Summary Compensation Table, in the column, “Non-Equity Incentive Plan Compensation.” The potential dollar range of the 2009 annual incentive awards, by named executive officer, is presented in the Grants of Plan-Based Awards table.

Use of Discretion.  The Compensation Committee does not use discretion to pay awards under the STIP that would not have otherwise been earned. The STIP allows the Compensation Committee to apply discretion in considering potential adjustments (e.g., certain accounting charges such as bad debt and inventory reserve expenses and research and development costs) presented by management in order to assess performance of continuing operations. In practice, the Compensation Committee has made a limited number of adjustments, which, for awards to be earned by executives during a particular year, must be determined no later than the Compensation Committee’s February meeting. The Compensation Committee reviews the actual results for a year and considers and approves potential adjustments in accordance with the STIP. With respect to the officers of the Company, these adjustments for a plan year must be made no later than the February Compensation Committee meeting of that year.

Long-Term Incentives.  Long-term incentive awards are granted under the Company’s 2003 Incentive Stock and Awards Plan. The 2003 Incentive Stock and Awards Plan allows the Company to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance share awards, and performance units. The Compensation Committee has full authority to make awards to executive officers of the Company under the 2003 Incentive Stock and Awards Plan. It determines the type, the number of shares, and the other terms of the awards.

Long-term incentive awards are granted to align the interests of executives with those of shareholders by allowing executives to share in the growth and financial success of the Company, as reflected in Manitowoc’s stock price. In addition, long-term incentive awards facilitate the attraction, retention and motivation of executives and key employees.

In 2009, in order to achieve the executive compensation program’s objectives, the Company granted each officer (including named executive officers) 75% of the officer’s total long-term award value in stock options and the remaining 25% in restricted stock. Other eligible employees received grants of stock options and/or restricted stock.

Stock Options.  Stock options align executives’ interests with those of shareholders, since options only have realizable value if the price of Manitowoc stock increases relative to the grant/exercise price.

Stock options granted to the named executive officers and other eligible employees during fiscal 2009 have the following terms:

•	Exercise price is the closing trading price on the grant date.

•	Vest annually in 25% increments beginning on the second anniversary of the grant date and continuing on each subsequent anniversary until the fifth anniversary.

•	Expire 10 years from the grant date.

Restricted Stock.  Restricted stock is granted to executives to facilitate retention and, for newly hired executives, recruitment. The restrictions on the restricted stock awards granted to executives in 2009 lapse on the third anniversary of the grant date. During the restrictive period, the executive is entitled to any dividends paid on the restricted stock. The restrictions generally provide that, unless the Compensation Committee in its discretion determines otherwise, during the term of the restrictions the shares may not be sold or otherwise transferred, and the shares will be immediately forfeited in the event of the executive’s termination of employment for any reason other than death, disability or retirement.

The Compensation Committee sets award guidelines for each officer and job classification level based upon market median levels and the Company’s recent average stock price. In 2009, equity grant guidelines were set based on the Company’s 90-day average stock price ending January 2009. The actual grant price and accounting expense was determined at the date of grant (February 24, 2009). Grant guidelines for stock options and restricted stock awards are determined based on a methodology used in the consultant’s survey data, which is consistently applied for market comparison purposes. This methodology is similar to, but not the same as, the accounting methodology used for determining the FASB ASC Topic 718 (f/k/a FAS 123R) fair value that is disclosed in the Summary Compensation Table and Grants of Plan-Based Awards table.

The grant date accounting FASB ASC Topic 718 (f/k/a FAS 123R) fair value of the 2009 stock option grants and restricted stock awards is presented in the Grants of Plan-Based Awards Table. The ultimate value, if any, which will be realized, is not determinable at the date of grant.

Eric Etchart Employment Arrangement.  In addition to the pay elements described above for the named executive officers, Mr. Etchart is and remains an employee of Manitowoc France SAS (formerly Potain SAS) and has an employment agreement with that company. As an officer of the Company, Mr. Etchart is on assignment from Manitowoc France SAS, the terms of which are set forth in an assignment letter dated May 1, 2007. Under the terms of Mr. Etchart’s assignment, he is entitled to a base salary and will participate in the Company’s Short-Term Incentive Plan and the 2003 Incentive Stock and Awards Plan, which are described above.

Furthermore, during his assignment as an officer of the Company, when feasible, he will continue to receive pension, healthcare, retirement and short- and long-term disability benefits under benefit plans sponsored in his home country of France. Under the terms of Mr. Etchart’s employment agreement with Manitowoc France SAS, Mr. Etchart is entitled to the benefits of a category III C classification under the collective bargaining agreement Convention Collective Nationale de Ingeìnieurss et Cadres de Meìtallurgie, which benefits include certain severance benefits as described in the Executive Compensation — Eric P. Etchart Severance Benefits section of this Proxy Statement. Additionally, his employment agreement with Manitowoc France SAS provides in general that (a) all inventions he develops during his employment will belong to the Company, (b) all tools and equipment provided him for use in his employment belong to the Company and may only be used in connection with his employment, (c) he will work exclusively for the Company and will keep Company information confidential and maintain himself free of any conflict of interest, (d) he will agree not to compete with the Company for a period of up to two years following the termination of his employment in consideration for the payment by the Company to him of an amount equal to one-half his base salary for each month during the non-compete period, and (e) either he or the Company may terminate the employment agreement upon three months notice (but this notice was modified to six months in connection with his current assignment as an executive officer of the Company). As an executive officer of the Company, Mr. Etchart will also be provided with other benefits customarily provided to executive officers of the Company, including reimbursement of relocation expenses pursuant to Company policy and the compensation and employment arrangements described in this Compensation Discussion and Analysis section and in the Executive Compensation section of this Proxy Statement.

Stock Ownership Guidelines

Effective beginning in fiscal 2005, the Compensation Committee approved stock ownership guidelines for executive officers. The guidelines provide that by the end of 2010 (or within 5 years after the date that the executive officer commenced employment as an officer (or as CEO), whichever is later) each executive officer should hold an amount of stock with a value at least equal to the following:

•	CEO: 5x base salary

•	Other executive officers: 3x base salary

Stock ownership includes shares owned outright, restricted stock, and stock equivalents held in deferred compensation/retirement arrangements. Additionally, one-half of the guideline amounts can be met by vested, in- the-money stock options held by the executive. As of December 31, 2009, each of the named executive officers was in compliance or projected to be in compliance with his/her respective ownership guideline.

If an executive does not meet his/her ownership requirement which is measured as of the end of any given year (commencing in 2010 or the fifth anniversary of the date the executive officer was named an officer or became CEO), the executive may be required to acquire during the subsequent year, shares of the Company’s stock having a dollar value equal to, at the time of acquisition, 50% of any earned STIP awards payable during such subsequent year, determined after tax, until compliance is achieved.

Other Pay Elements

The Company’s executive officers are eligible to participate in the following other pay elements:

•	Retirement benefits

•	Deferred compensation

•	Perquisites/Other benefits

•	Change in control severance arrangements

Retirement Benefits.  In order to facilitate the long service of highly-qualified executives, the Company provides retirement benefits. Executives may be selected by the Compensation Committee to be eligible to participate in the nonqualified Supplemental Executive Retirement Plan (“SERP”). An executive is not eligible to participate in the SERP until the executive has at least five years of credited service with the Company and/or its subsidiaries; additional criteria for participation may be considered by the Compensation Committee. As of January 1, 2009, all of the named executive officers except Mr. Etchart were eligible to participate in the SERP. Benefits provided under the SERP are intended to provide a life annuity equal to 55% of a participant’s five-year final average pay (salary plus STIP-related awards). When a participant becomes eligible for a distribution from the SERP, the participant may elect to receive the distribution in a single lump sum or over a period not to exceed ten years. As amended effective January 1, 2009 for any executive who becomes a participant after December 31, 2008 and whose projected total service at his or her target retirement date is less than 25 years, the 55% target retirement benefit will be prorated based on the projected total service years divided by 25.

In addition, active, regular, full-time, non-union, U.S.-based employees (including the named executive officers) are eligible to participate in The Manitowoc Company, Inc. 401(k) Retirement Plan, which allows employees to build retirement savings on a tax-deferred basis. The plan has a tax-qualified defined contribution savings component, the 401(k) Savings feature, in which participating employees receive a Company match; however, the Company match was suspended as of August 31, 2009 such that there was no Company match for the period from September 1 through the end of 2009. In addition, the plan has a Retirement Plan feature, in which the Company provides an annual contribution of at least 3% of eligible compensation to another defined contribution account. There are no employee contributions to the Retirement Plan feature. Contributions under the Retirement Plan feature are based on an EVA® formula, subject to a cap, and are reviewed and approved by the retirement committee. In 2009 the annual Company contribution in the Retirement Plan feature was suspended as of July 31,

2009 such that compensation earned from the period commencing August 1 through the end of the year was not considered in calculating the Company contribution for 2009.

The actuarial change from 2009 in the named executive officers’ SERP benefits and the value of Company annual contributions to The Manitowoc Company, Inc. 401(k) Retirement Plan are presented in the Summary Compensation Table. Detailed information about the SERP is presented in the Pension Benefits Table.

Deferred Compensation.  In order to further help in attracting and retaining highly-qualified employees, to facilitate stock ownership and to encourage saving for retirement, executive officers and other key employees are eligible to participate in the Deferred Compensation Plan. Eligible participants may elect to defer up to 40% of base salary and up to 100% of awards to be paid under the STIP.

Credits to deferred compensation accounts for key employees will also include a contribution by the Company. This contribution equals the amount of compensation deferred by the key employee for the plan year (subject to a maximum of 25% of eligible compensation) multiplied by a rate equal to the greater of 3% or the rate of variable retirement plan contributions that the participant has received from the Company for the year under the 401(k) Retirement Plan plus one percent.

Deferred amounts can be invested into a variety of accounts, which mirror the performance of several different mutual funds offered in the 401(k) Retirement Plan, as well as the Company Stock Fund (which includes only Common Stock of the Company). Transfers between the Company Stock Fund and the other funds are not permitted. Key employee participants are not required to direct any minimum amount of deferred compensation into the Company Stock Fund.

The value of the Company’s annual contributions in 2009 to the Deferred Compensation Plan is presented in the Summary Compensation Table. Detailed information about this Plan is presented in the Non-Qualified Deferred Compensation Table.

Perquisites/Other Benefits.  In order to provide a market competitive total compensation package, the Company provides certain perquisites to executives. In 2009, the Company provided the following perquisites and supplemental benefits:

•	Supplemental long-term disability insurance: The Company paid for the amount of the annual premium for long-term disability coverage for each executive above the basic coverage amount.

•	Tax preparation: The Company paid for the fees incurred by the executive in preparing his or her tax return and in planning for the subsequent year.

•	Club membership: The Company paid for the executive’s personal use of corporate memberships and in certain cases the executive’s membership in a local country club that may be beneficial to the executive in fulfilling his or her responsibilities to meet with and/or entertain others in connection with his or her employment responsibilities. The taxable amount of this benefit is disclosed in the All Other Compensation Table.

•	Car allowance: The Company paid each executive a car allowance in the amounts noted under the All Other Compensation Table.

•	Internet access: In order to facilitate the performance of his or her responsibilities, the Company will pay for internet access fees for the executive at one remote location.

•	Spousal/guest travel: The Company paid for the expense of the executive’s spouse or guest in accompanying the executive at the February Board meeting and at certain other limited events.

The value of perquisites and supplemental benefits, in total and itemized, provided in 2009 are presented in the Summary Compensation Table and All Other Compensation Table.

Change in Control Severance Arrangements.  In order to facilitate attraction and retention of highly-qualified executives, the Company has arrangements (Contingent Employment Agreements) with certain key executives (including the named executive officers) which provide for the executives’ continued employment (for a period ranging from one to three years) upon a change in control. All Contingent Employment Agreements with named executive officers are for a period of three years. In addition, the arrangements provide for certain severance benefits in the event the executive is terminated without “cause” (as defined in the agreements) prior to the end of the employment period. For some named executive officers (Tellock, Musial, Laurino and Jones) certain benefits are payable if the executive elects to terminate employment within 90 days of the change in control. Further detail regarding these agreements is presented in the Post-Employment Compensation section.

In 2009 the Board of Directors adopted a formal severance pay plan which establishes a discretionary severance program across the Company whereby all severance benefits are provided at the Company’s sole discretion and will be designed to meet the specific facts and circumstances of each termination. The Board of Directors has the sole authority to authorize any benefits under the plan to any elected officer of the Company. Other than this Discretionary severance pay plan, the Company does not have a formal severance plan for other forms of employment termination, except for the severance benefits to which Mr. Etchart is entitled as an employee of a French company pursuant to the French collective bargaining agreement, as described in the Executive Compensation section of this Proxy Statement.

Other Executive Compensation Policies

Stock Option Granting Policy.  In 2009, based on the approval of the Compensation Committee, the Company granted stock awards (stock options and restricted stock) to its executive officers and other eligible key employees. Stock awards were granted to key employees in February. Stock awards are also used to attract executives and key employees, and as such, stock awards are at times made to executives and key employees at the time they become employees or officers of the Company. In such cases, the grant date would be the date employment commences or the date the Compensation Committee approves the awards. In all cases, the exercise price of stock options is the closing trading price on the grant date.

Securities Trading Policy.  The Company maintains an Insider Trading Policy which imposes specific standards on directors, officers and key employees of the Company. The policy is intended not only to forbid such persons from trading in Company stock on the basis of inside information, but to avoid even the appearance of improper conduct on the part of such persons. In addition to the specific restrictions set forth in the policy, the policy requires that all transactions in Company stock by such persons and by others in their households be pre-cleared by the Corporate Secretary’s office. The only exception to the pre-clearance requirement is regular, ongoing acquisitions of Company stock resulting from continued participation in employee benefit plans that the Company or its agents administer.

Tax Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the Company’s federal income tax deduction to $1,000,000 per year for compensation to its CEO and certain other highly compensated executive officers. Qualified performance-based compensation for the CEO and certain “covered officers” is not, however, subject to the deduction limit, provided certain requirements of Section 162(m) are satisfied. Certain awards under the 2003 Incentive Stock and Awards Plan, the 1995 Stock Plan, and the Short-Term Incentive Plan (as amended effective January 1, 2008) are intended to qualify for the performance-based compensation exception under Section 162(m). It is the Compensation Committee’s intent to preserve the deductibility of executive compensation to the extent reasonably practicable and consistent with the best interests of the Company and its shareholders. All of the named executive officers met the requirements of a “covered officer” under Section 162(m) in 2009.

COMPENSATION COMMITTEE REPORT

Approval of Compensation Discussion and Analysis.  Management of the Company has prepared the foregoing Compensation Discussion and Analysis of the compensation program for named executive officers. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2009 (included in this Proxy Statement) with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of the Company, and the Board has approved, that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Compensation Consultants.  In carrying out its responsibility to administer the Company’s executive compensation program during 2009, the Compensation Committee retained the services of Towers Watson. Towers Watson did not provide any compensation-related services or advice to management without the express approval of the Compensation Committee. A separate firm is retained by management to provide compensation consulting services. During 2009 the fees paid by the Company to Towers Watson for services not requested by the Compensation Committee were less than $120,000.

Compensation Practices that May Incentize Risks.  The Compensation Committee is not of the view that any of the Company’s compensation policies or practices creates risks that are reasonably likely to have a material adverse effect on the Company. The Company operates in two principal segments: Cranes and Related Products (the “Crane segment”) and Foodservice Equipment (the “Foodservice segment”). The basic compensation elements are the same across these segments and the entire organization. Those elements are base salary, short-term incentives and long-term incentives, all as described in the Compensation and Discussion Analysis. However, typically the market demand for Crane segment products is much more cyclical than the market demand for Foodservice segment products. Therefore, notwithstanding the fact that the compensation policies and practices of the Company are the same for both segments, short-term incentive compensation based on results in the Crane segment tends to have greater variances over a given period of time than the incentive compensation based on results in the Foodservice segment over the same period of time. The short-term incentive compensation for employees who work in the Company’s corporate offices is based on the overall results of the company and not just the results of a particular segment.

As explained in the Compensation and Discussion Analysis, the Company’s Short-Term Incentive Plan rewards eligible participants for maximizing shareholder value, which is measured by EVA®, a technique which measures the economic profit generated by a business (see Compensation Elements section in the Compensation and Discussion and Analysis above). As such, all participants can affect the short-term incentive compensation in a like manner — by helping the Company and/or the segment in which the participant is employed, to generate more economic profit for the period on which the short-term incentive compensation is based.

As also explained in the Compensation and Discussion Analysis, long term incentive awards are granted to employees under the Company’s 2003 Incentive Stock and Awards Plan. The 2003 Incentive Stock and Awards Plan allows the Company to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance share awards, and performance units. During 2009 only stock options and restricted stock were awarded to employees. Inherent in stock-based awards is the risk associated with changes in the value of the Company’s stock. Long-term incentive awards, by their nature, are granted to align the interests of the award recipients with those of shareholders by allowing the award recipients to share in the growth and financial success of the Company as reflected in the Company’s stock price. Thus, all award recipients can affect the value of the stock awards by helping the Company to increase the value of Company stock.

Compensation Committee
James L. Packard, Chairman
Virgis W. Colbert
Cynthia M. Egnotovich
Kenneth W. Krueger

9.	EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the “total compensation” earned by the named executive officers during the fiscal year ending December 31, 2009. Actual payouts are presented in the Salary (before deferrals) and Non-Equity Incentive Plan Compensation columns. The grant date fair value of equity-based grants is shown in the Stock Awards and Options Awards columns. The actuarial change in the pension value from last year is presented in the Change in Pension Value column; the Company does not provide above market earnings on nonqualified deferred compensation.

									Change in
									Pension
									Value &
									Nonqualified
						Stock	Option	Non-Equity	Deferred	All
Name & Principal						Awards	Awards	Incentive Plan	Compensation	Other
Position	Year	Salary		Bonus		(1)(3)	(1)(4)	Compensation(5)	Earnings(6)	Compensation(7)	Total
Glen E. Tellock	2009	$716,692	(2)	$0		$224,469	$699,867	$0	$342,154	$49,992	$2,033,174
President and Chief	2008	$700,000		$0		$371,735	$978,896	$1,400,000	$934,329	$69,652	$4,454,612
Chief Executive Office	2007	$492,308		$550,000	(8)	$283,248	$851,288	$564,696	$886,824	$56,958	$3,685,322

Carl J. Laurino	2009	$312,273	(2)	$0		$45,864	$142,317	$0	$98,881	$33,950	$633,285
Senior Vice President &	2008	$305,000		$0		$109,564	$284,096	$457,500	$200,010	$50,838	$1,407,008
Chief Financial Officer	2007	$290,000		$0		$112,176	$333,132	$371,419	$158,143	$62,372	$1,327,242

Eric P. Etchart	2009	$383,942	(2)	$0		$56,007	$175,014	$0	$0	$63,758	$678,721
President — Manitowoc	2008	$375,000		$0		$125,216	$333,504	$562,500	$0	$77,114	$1,473,334
Crane Group	2007	$340,000		$0		$72,080	$465,180	$410,330	$0	$212,745	$1,500,335

Thomas G. Musial	2009	$358,346	(2)	$0		$44,982	$140,049	$0	$334,970	$50,391	$928,738
Senior Vice President,	2008	$350,000		$0		$105,651	$276,376	$525,000	$528,740	$54,941	$1,840,708
Human Resources &	2007	$330,000		$0		$94,464	$277,610	$419,933	$263,655	$62,244	$1,447,906
Administration

Maurice D. Jones	2009	$348,108	(2)	$0		$43,659	$135,891	$0	$113,380	$39,222	$680,260
Senior Vice President,	2008	$340,000		$0		$101,738	$268,856	$510,000	$235,290	$58,919	$1,514,803
General Counsel &	2007	$320,000		$0		$88,560	$255,884	$413,397	$266,342	$55,743	$1,399,926
Secretary

(1)	Pursuant to new rules adopted by the SEC in late 2009, the amounts listed in the “Stock Awards” and “Option Awards” columns now represent the aggregate grant date fair value of such awards in accordance with Accounting Standards Codification Topic 718 (“ASC 718”) (formerly Statement of Financial Accounting Standards No. 123R, Share Based Payment). This presentation of stock and option award amounts is a change from how stock and option award amounts were presented in the Company’s prior Proxy Statements, and therefore, the stock and option awards amounts for years 2007 and 2008 shown in the Company’s prior Proxy Statements differ from the amounts for 2007 and 2008 shown in this Proxy Statement. The “Total” column has also been recalculated accordingly.

(2)	There was no increase in the annual base salary rate in 2009 over the 2008 annual base salary for any of the named executive officers. However, because of the calendarization of pay, there was one more pay period in 2009 than in 2008 resulting in an increase in actual base compensation paid in 2009. Additionally, the 2009 salary amounts reflect a pay reduction for all named executive officers equal to 3% of their base salary for the pay periods commencing July 26, 2009 through December 26, 2009.

(3)	Reflects the grant date fair value of the awards granted in each year shown as computed under FASB ASC Topic 718 (f/k/a FAS 123R). The restrictions on restricted stock awards lapse on the third anniversary of the grant date.

(4)	Reflects the grant date fair value of the awards granted in each year shown as computed under FASB ASC Topic 718 (f/k/a FAS 123R). The options expire ten years from the grant date and vest in 25% increments annually beginning on the second anniversary of the grant date and continuing on each subsequent anniversary until the fifth anniversary.

(5)	Consists of cash awards made under the Company’s Short-Term Incentive Plan. The amount reflects (i) the amount earned for performance during the year indicated but not paid until the next year, and (ii) for 2007 the individual’s remaining portion of his positive “bonus bank” balance that existed at the commencement of the

Company’s 2005 fiscal year following the payment of the awards for the 2004 fiscal year. There were no bonus bank balances remaining after the payment of the 2007 award. Previous to fiscal year 2005, the Company’s short-term incentive plan contained a “bonus bank” feature, which held back a portion of target incentive compensation awards or credited negative balances (if actual performance “improvement” was negative) to be applied to future awards. Previously accrued “bonus bank” balances were paid out/settled over a three-year period (fiscal year 2005 through fiscal year 2007, with the final settlements made with the incentive award payment for fiscal year 2007).

(6)	Consists of the change in the actuarial present value of the individual’s accumulated benefit under the Company’s Supplemental Executive Retirement Plan from December 31, 2008 to December 31, 2009. The Company does not provide above-market earnings on non-qualified deferred compensation.

(7)	Consists of compensation included in the All Other Compensation Table which follows this table.

(8)	On May 1, 2007, Mr. Tellock was promoted to President and Chief Executive Officer of the Company. In connection with that promotion, the Compensation Committee increased his base salary as of May 1 and increased his target incentive award percentage effective January 1 to 80% but calculated as if his base salary had been increased as of January 1, rather than May 1. Because the Short Term Incentive Plan does not allow for an increase in the incentive compensation subsequent to the February meeting of the Compensation Committee, a supplemental award was made to Mr. Tellock. The effect of the supplemental award was provided to Mr. Tellock with total short-term incentive compensation for 2007 as if his target incentive award percentage was increased to 80% as of January 1, 2007 and was calculated as if his base salary had been increased as of January 1, 2007, rather than May 1, 2007.

ALL OTHER COMPENSATION TABLE

The following table sets forth the specific items included in the “All Other Compensation” column of the Summary Compensation Table.

		Company	Company
		Contributions	Contributions		Tax
		to Defined	to Deferred		Preparation
		Contribution	Compensation	Insurance	Fee	Car
Name	Year	Plans(1)	Account(2)	Premiums	Reimbursement	Allowance	Other(3)	Total
Glen E. Tellock	2009	$20,850	$0	$4,855	$3,197	$16,900	$4,190	$49,992
	2008	$34,418	$3,901	$4,496	$9,873	$15,600	$1,364	$69,652
	2007	$31,371	$1,808	$4,675	$1,290	$14,000	$3,814	$56,958

Carl J. Laurino	2009	$20,850	$375	$1,025	$0	$11,700	$0	$33,950
	2008	$34,418	$3,667	$999	$0	$10,800	$954	$50,838
	2007	$31,371	$3,484	$987	$7,765	$10,800	$7,965	$62,372

Eric P. Etchart	2009	$0	$0	$0	$13,210	$11,700	$38,848	$63,758
	2008	$0	$0	$0	$17,710	$10,800	$48,604	$77,114
	2007	$0	$0	$0	$10,655	$1,800	$210,945	$223,400

Thomas G. Musial	2009	$20,850	$0	$7,351	$10,490	$11,700	$0	$50,391
	2008	$34,418	$0	$6,807	$2,916	$10,800	$0	$54,941
	2007	$31,371	$0	$7,079	$2,800	$10,800	$10,194	$62,244

Maurice D. Jones	2009	$20,850	$0	$2,368	$3,045	$11,700	$1,259	$39,222
	2008	$34,418	$2,637	$2,193	$5,060	$10,800	$3,811	$58,919
	2007	$31,371	$2,436	$2,280	$4,045	$10,800	$4,811	$55,743

(1)	Consists of contributions made by the Company during the year indicated under The Manitowoc Company, Inc. 401(k) Retirement Plan. As explained in the Compensation Discussion and Analysis, this Plan includes both a tax-qualified defined contribution savings component in which the participant receives a Company match, and a retirement plan feature in which the Company provides an annual contribution of at least 3% of eligible compensation to another defined contribution account. In 2009, the Company match component was suspended as of August 31 such that there was no Company match for the period from September 1 through the end of

2009. Additionally, the annual Company contribution in the retirement plan feature was suspended as of July 31, 2009 such that compensation earned from the period commencing August 1 through the end of the year was not considered in calculating the Company contribution for the retirement plan feature for 2009.

(2)	Consists of contributions made by the Company in the year subsequent to the year indicated, based on performance in the year indicated, to the Company’s Deferred Compensation Plan and credited to the executive’s account. The amount is equal to the amount of deferred compensation of the key employee for the plan year (subject to a maximum of 25% of eligible compensation) multiplied by a rate equal to the greater of 3% or the rate of variable retirement account contributions that the participant has received from the Company for the year under the 401(k) Retirement Plan plus one percent.

(3)	For 2009, includes (a) portion of club membership fees which were not Company related for Mr. Tellock and Mr. Jones, and (b) $38,848 of ex-pat related fees for Mr. Etchart and his family. For 2009, does not include estimate of $100 each for meals, airfare and related expenses for any spouse or guest of an executive who attended the February Board meeting. Spouses or guests were invited to attend the February Board meeting with the executive at the Company’s expense.

For 2008, includes (a) cost of physical for Mr. Tellock, (b) cost of airfare for spouse of Mr. Laurino, (c) portion of club membership fee that was not Company related for Mr. Jones; and (d) $48,604 of ex-pat related fees for Mr. Etchart and his family. For 2008 it does not include: (a) estimate of $250 each for meals and other related expenses for any spouse or guest who accompanied each executive at the February Board meeting. Spouses of executives were invited to attend the February Board meeting with the executive, at the Company’s expense; and (b) airfare for spouses attending the October Board meeting — Glen E. Tellock — $17,707, Carl J. Laurino — $0, Thomas J. Musial — $0, Eric P. Etchart — $10,000 and Maurice D. Jones — $0; and estimated expenses for meals and entertainment of spouses attending the October Board meeting: Glen E. Tellock - $3,500, Carl J. Laurino — $3,500, Thomas G. Musial — $0, Eric P. Etchart — $3,500 and Maurice D. Jones — $0.

For 2007, includes (a) estimate of $200 each for meals and other related expenses for any spouse or guest who accompanied an executive at the February Board meeting. Spouses of executives were invited to attend the February Board meeting with the executive, at the Company’s expense; (b) reimbursed club membership fees and/or the executive’s personal use of a corporate club membership: Glen E. Tellock — $3,614, Carl J. Laurino — $7,765, Thomas G. Musial — $9,815, Eric P. Etchart — $0 and Maurice D. Jones — $4,611; and (c) $210,945 of expat-related fees for Mr. Eric P. Etchart and his family, including family travel, children education, housing, and hardship allowance.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the 2009 awards under the Company’s Short-Term Incentive Plan (STIP) and the 2003 Incentive Stock and Awards Plan (stock options and restricted stock). As noted above, based on performance in 2009, no STIP awards were made to named executive officers for 2009 performance. If awards had been earned in 2009, they would have been paid in 2010. Other than the stock option awards and the restricted stock awards, which are disclosed below, there were no equity-based incentive awards granted to the named executive officers.

						All Other	All Other
						Stock	Option	Exercise
			Estimated Future Payouts Under			Awards:	Awards:	or Base	Grant Date
			Non-Equity Incentive Plan Awards			Number of	Number of	Price of	Fair Value
						Shares of	Securities	Option	of Stock and
		Grant	Threshold	Target	Maximum	Stock or	Underlying	Awards	Option
Name	Award Type	Date	($)	($)	($)	Units (#)	Options (#)	($/Sh)	Awards(1)(2)
Glen E. Tellock	STIP	2-24-09	-0-	$645,023	$1,612,557
	Stock Option	2-24-09					370,300	$4.41	$669,867
	Restricted Stock	2-24-09				50,900			$224,469

Carl J. Laurino	STIP	2-24-09	-0-	$187,364	$468,410
	Stock Option	2-24-09					75,300	$4.41	$142,317
	Restricted Stock	2-24-09				10,400			$45,864

Eric P. Etchart	STIP	2-24-09	-0-	$249,562	$623,906
	Stock Option	2-24-09					92,600	$4.41	$175,014
	Restricted Stock	2-24-09	-0-	-0-	-0-	12,700			$56,007

Thomas G. Musial	STIP	2-24-09	-0-	$215,008	$537,520
	Stock Option	2-24-09					74,100	$4.41	$140,049
	Restricted Stock	2-24-09				10,200			$44,982

Maurice D. Jones	STIP	2-24-09		$208,865	$522,163
	Stock Option	2-24-09	-0-	-0-	-0-		71,900	$4.41	$135,891
	Restricted Stock	2-24-09				9,900			$43,659

(1)	Reflects the grant date fair value of the awards granted in 2009 as computed under FASB ASC Topic 718 (f/k/a FAS 123R). The options expire ten years from the grant date and vest in 25% increments annually beginning on the second anniversary of the grant date and continuing on each subsequent anniversary until the fifth anniversary.

(2)	Reflects the grant date fair value of the awards granted in 2009 as computed under FASB ASC Topic 718 (f/k/a FAS 123R). The restrictions on restricted stock awards lapse on the third anniversary of the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth the stock option awards previously granted to the named executive officers (in any year prior to 2010), which were outstanding at the end of 2009 either due to the award not yet being vested or due to the executive’s decision not to exercise vested awards. The table also sets forth the restricted stock awards previously granted to the named executive offers (in any year prior to 2010) for which the restrictions have not yet lapsed.

	Option Awards(1)				Stock Awards(2)
						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)
Glen E. Tellock	180,000	0	$6.3075	October 15, 2012	69,200	$689,924
	67,800	22,600	$10.14	May 3, 2015
	33,100	33,100	$26.10	May 3, 2016
	9,350	28,050	$29.515	February 27, 2017
	6,750	20,250	$36.04	May 1, 2017
	0	63,400	$39.13	February 15, 2018
	0	370,300	$4.41	February 24, 2019

Carl J. Laurino	36,686	0	$6.3075	October 15, 2012	17,000	$169,490
	47,100	15,700	$10.14	May 3, 2015
	23,600	23,600	$26.10	May 3, 2016
	6,900	20,700	$29.515	February 27, 2017
	0	18,400	$39.13	February 15, 2018
	0	75,300	$4.41	February 24, 2019

Eric P. Etchart	4,800	4,800	$10.215	February 25, 2015	17,900	$178,463
	8,669	9,570	$18.7225	February 24, 2016
	3,500	10,500	$29.515	February 27, 2017
	5,000	15,000	$36.04	May 1, 2017
	0	0	$39.13	February 15, 2018
	0	92,600	$4.41	February 24, 2019

Thomas G. Musial	16,240	0	$6.3125	February 15, 2010	16,100	$160,517
	864	0	$4.875	October 17, 2010
	90,600	0	$6.3075	October 15, 2012
	48,000	16,000	$10.14	May 3, 2015
	23,100	23,100	$26.10	May 3, 2016
	5,750	17,250	$29.515	February 27, 2017
	0	17,900	$39.13	February 15, 2018
	0	74,100	$4.41	February 24, 2019

Maurice D. Jones	57,300	0	$6.3075	October 15, 2012	15,500	$154,535
	41,700	13,900	$10.14	May 3, 2015
	20,000	20,000	$26.10	May 3, 2016
	5,300	15,900	$29.515	February 27, 2017
	0	17,400	$39.13	February 15, 2018
	0	71,900	$4.41	February 24, 2019

(1)	Consists of incentive and non-qualified options to purchase Common Stock of the Company under the Company’s 2003 Incentive Stock and Awards Plan or The Manitowoc Company, Inc. 1995 Stock Plan.

(2)	Consists of restricted stock awarded under the Company’s 2003 Incentive Stock and Awards Plan. Market value calculated based on the closing stock price on December 31, 2009 of $9.97.

OPTION EXERCISES AND STOCK VESTED

The following table presents, for each named executive officer, the stock options exercised and the number of restricted shares as to which restrictions lapsed during 2009. The value realized from the exercise of stock options reflects the total pre-tax value realized by the officers (stock price at exercise minus the option’s exercise price). Value from these option exercises was only realized to the extent the Company’s stock price increased relative to the stock price at grant (exercise price). These options were granted to the named executive officers prior to 2009, and options vest in 25% increments annually commencing on the second anniversary of the grant date. Consequently, the value realized by the executives upon exercise of the options was actually earned over several years.

	Option Awards(1)		Stock Awards(2)
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
Glen E. Tellock	0	$0	9,200	$59,708

Carl J. Laurino	0	$0	6,600	$42,834

Eric P. Etchart	3,000	$10,590	0	$0

Thomas G. Musial	0	$0	6,400	$41,536

Maurice D. Jones	0	$0	5,600	$36,344

(1)	The dollar value realized by stock option exercises in 2009 represents the total pre-tax value realized by the named executive officers upon exercise.

(2)	Represents the number of shares of restricted stock as to which restrictions lapsed and valued as at market value of $6.49 which is the closing stock price on the lapse date.

RETIREMENT AND NON-QUALIFIED DEFERRED COMPENSATION PLANS

Pension Benefits
(Supplemental Executive Retirement Plan)

The following table sets forth information with respect to the Supplemental Executive Retirement Plan as of December 31, 2009.

		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service(1) (#)	Accumulated Benefit ($)	Last Fiscal Year ($)
Glen E. Tellock	SERP	9.58	$3,082,586	$0
Carl J. Laurino	SERP	3.00	$457,034	$0
Eric P. Etchart	SERP	0	$0	$0
Thomas G. Musial	SERP	9.58	$4,056,860	$0
Maurice D. Jones	SERP	5.00	$1,333,933	$0

(1)	Reflects the number of years since the participant began participating in the plan. The plan was adopted by the Company in May of 2000. Currently an executive of the Company is not eligible to participate under the plan until the executive has at least five credited years of service with the Company. Mr. Tellock and Mr. Musial became plan participants at the time of the plan’s adoption in 2000. Mr. Jones began participating in the plan as of January 1, 2005. Mr. Laurino began participating under the plan as of January 1, 2007. Mr. Etchart was not a plan participant during 2009. As of December 31, 2009, the named executive officers had the following actual years of service with the Company: Glen E. Tellock — 18.98 years, Carl J. Laurino — 9.99 years, Eric P. Etchart — 26.67 years, Thomas G. Musial — 32.42 years, and Mr. Jones — 10.46 years.

Under the Company’s Supplemental Executive Retirement Plan, eligible executives are entitled to receive retirement benefits which are intended to fund a life annuity equal to 55% of a participant’s final average pay at the earlier of normal retirement (age 65) or the first of the month following the date on which the participant’s attained age plus years of service with the Company equals eighty (80). A participant’s final five-year average pay is computed by averaging the participant’s projected base salary (including elective deferrals) and STIP-related awards payable for each year (short-term incentive compensation plus LTIP payments for the year) for the five consecutive calendar year period when the participant receives or is projected to receive his or her highest average compensation prior to the earlier of normal retirement (age 65) or the first of the month following the date on which the participant’s attained age plus years of service with the Company equals eighty (80). Benefits are computed using a straight-life annuity and are not reduced for social security or other offsets. Under the Plan, an account balance is maintained for each participant, which account reflects (a) an annual contribution credit that is determined by calculating the present value of the lump sum actuarial equivalent of fifty-five percent (55%) of the participant’s five-year final average pay payable as a life annuity, at the earlier of (i) normal retirement (age 65) or (ii) the first of the month following the date on which the participant’s attained age plus years of service with the Company equals eighty (80); and (b) an annual increase in the account balance at the end of each year equal to nine percent (9%) of the account balance at the beginning of the year. When a participant becomes eligible for a distribution under the plan, the participant may elect to receive his/her account balance in a lump sum or over a fixed number of years not to exceed ten (10) years. Currently, the Compensation Committee has determined that an executive will not be eligible to participate under the plan until the executive has five credited years of service with the Company and/or its subsidiaries. Additionally, as amended effective January 1, 2009 for any executive who becomes a participant after December 31, 2008 and whose projected total service at his or her target retirement date is less than 25 years, the 55% target retirement benefit will be prorated based on the projected total service years divided by 25.

Non-Qualified Deferred Compensation

The following table sets forth information with respect to the Company’s Deferred Compensation Plan, a non-qualified plan, as of December 31, 2009.

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Aggregate Balance
Name	in Last FY(1)	in Last FY(2)	Last FY	Distributions	at Last FYE(3)
Glen E. Tellock	$0	$0	$58,184	$0	$315,207
Carl J. Laurino	$15,514	$375	$44,634	$0	$201,134
Eric P. Etchart	$0	$0	$0	$0	$0
Thomas G. Musial	$0	$0	$124,150	$0	$1,125,663
Maurice D. Jones	$0	$0	$26,060	$0	$167,960

(1)	Reflects elective deferrals of compensation earned or payable in 2009. These amounts were also included in the Salary, Bonus and Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table.

(2)	Consists of contributions made by the Company in early 2010, based on 2009 performance, to the Company’s Deferred Compensation Plan and credited to the executive’s account. The amount is equal to the amount of deferred compensation of the key employee for the plan year (subject to a maximum of 25% of eligible compensation) multiplied by a rate equal to the greater of 3% or the rate of variable profit sharing contributions that the participant has received from the Company for the year (suspended on July 31, 2009) under the 401(k) Retirement Plan plus one percent. The contributions made in 2009 based on 2008 performance were $3,901 for Glen E. Tellock, $3,667 for Carl J. Laurino, $0 for Thomas G. Musial, $0 for Eric P. Etchart, and $2,637 for Maurice D. Jones. These amounts were also included in the All Other Compensation column in the Summary Compensation Table.

Post-Employment Compensation

The Company has entered into Contingent Employment Agreements (the “Contingent Employment Agreements”) with the named executive officers (and certain other key executives and employees of the Company and certain subsidiaries). The Contingent Employment Agreements provide generally that in the event of a “change in control” (as defined in the Agreements) of the Company, each executive will continue to be employed by the Company for a period ranging from one to three years. Under the Contingent Employment Agreements, each executive will remain employed at the same position held as of the change in control date, and will receive a salary at least equal to the salary in effect as of such date, plus all bonuses, incentive compensation, and other benefits extended by the Company to its executive officers and key employees. After a change in control, the executive’s compensation would be subject to upward adjustment at least annually based upon his contributions to the Company’s operating efficiency, growth, production, and profits. Each Contingent Employment Agreement terminates prior to the end of the applicable employment period, if the executive first attains the age of 65, voluntarily retires from the Company, or is terminated by the Company “for cause,” as defined in the Contingent Employment Agreement.

In the event the executive is terminated by the Company without cause, the executive would be entitled to receive a monthly amount equal to the base salary and benefits the executive would have otherwise been paid but for the termination, and the annual incentive compensation the executive would have otherwise been paid but for the termination, through the end of the applicable employment period. Upon a change in control, accelerated vesting of stock options and accelerated lapsing of restrictions on restricted stock is specified in the 2003 Incentive Stock and Awards Plan and the Contingent Employment Agreement. In the event the executive is terminated by the Company for cause, the executive is only entitled to the salary and benefits accrued and vested as of the effective date of the termination. A Contingent Employment Agreement is terminable by either party at any time prior to a change in control. There are two categories of Contingent Employment Agreements. These categories are:

Level A.  This category provides, in addition to the other general rights that are common among all the Contingent Employment Agreements, (i) the executive has the right to terminate his or her employment at any time within ninety days following a change in control and receive an immediate payout essentially equal to three times the executive’s base salary and three times the executive’s average incentive compensation over the previous three years (or if the executive has been employed by the Company for less than three complete fiscal years prior to the date of the termination, the amount is based upon the average incentive compensation earned during the number of complete fiscal years), (ii) if any of the payments to the executive constitute an “excess parachute payment” under Section 4999 of the Internal Revenue Code, the Company will pay the executive an amount necessary to offset any excise taxes or additional taxes resulting from the payment of any excess parachute payment, and (iii) if the executive exercises his/her rights outlined in clause (i) above, the executive will be prohibited from competing with the Company for the balance of the three-year period.

Level B.  The Level B form is the basic Contingent Employment Agreement without the special rights and non-competition obligations described above for the Level A form. The employment period for executives under the Level B form may be for any agreed upon period up to three years.

Messrs. Tellock, Laurino, Musial and Jones have Contingent Employment Agreements with the rights described in Level A. Mr. Etchart has a Contingent Employment Agreement with the rights described in Level B, with a three-year employment period.

Estimated Payments Upon A Change In Control

The following table presents the estimated payouts that would be made upon a change in control coupled with an executive’s termination of employment (other than for cause or retirement), assuming the change in control occurred as of December 31, 2009. The calculations are intended to provide reasonable estimates, based on the noted assumptions, of the potential benefits payable. The actual amount of severance benefits, including excise tax gross-ups (if any); will depend upon the executive’s pay, terms of a change in control transaction and the subsequent impact on the executive’s employment.

		Annual				Excise
	Base	Incentive-Based		Restricted Stock		Tax Gross
Name	Salary(1)	Compensation(2)	Stock Options(3)	Awards(4)	Benefits(5)	Up(6)	Total
Glen E. Tellock	$2,520,000	$2,500,000	$2,058,868	$689,924	$716,998	$0	$8,485,790
Carl J. Laurino	$1,020,000	$820,000	$418,668	$169,490	$789,151	$0	$3,217,309
Eric P. Etchart	$1,170,000	$963,794	$514,856	$178,463	$104,100	$0	$2,931,213
Thomas G. Musial	$1,155,000	$937,500	$411,996	$160,517	$153,600	$0	$2,818,613
Maurice D. Jones	$1,110,000	$910,000	$399,764	$154,535	$591,600	$0	$3,165,899

(1)	Represents 3 times the executive’s base salary on December 31, 2009.

(2)	Represents 3 times the executive’s average earned incentive compensation under the Company’s Short-Term Incentive Plan during the most recently completed 3 fiscal years (2007 through 2009) and in the case of Mr. Tellock, includes the supplemental bonus for 2007 as disclosed on the Summary Compensation Table. As Mr. Etchart’s 2006 annual incentive payment was denominated in Euros, the average exchange rate for 2006 (0.79703 Euros per U.S. dollar) was used to convert the payments to U.S. dollars.

(3)	Intrinsic value of unvested stock options based on the closing trading price ($9.97) of the Company’s Common Stock at December 31, 2009.

(4)	Represents the value of unvested restricted stock, on which restrictions would lapse upon a change in control, based on the closing price ($9.97) of the Company’s common stock at December 31, 2009.

(5)	Represents 3 times the value of the annual benefits provided to the executive and 3 years additional credited service under the SERP.

(6)	Represents the estimated amount payable for excise and related income taxes owed on potential severance-related payments following a change in control and termination of employment, as of December 31, 2009. The estimate was developed based on applicable provisions of the Internal Revenue Code.

As stated in the Compensation Discussion and Analysis, in 2009 the Board of Directors adopted a formal severance pay plan which establishes a discretionary severance program across the Company whereby all severance benefits are provided at the Company’s sole discretion and will be designed to meet the specific facts and circumstances of each termination. The Board of Directors has the sole authority to authorize any benefits under the plan to any elected officer of the Company. Other than this discretionary severance pay plan, the Company does not have a formal severance plan or other forms of employment termination except in the event of a change in control as described above, and except for the severance benefits to which Mr. Etchart is entitled as employee of a French company pursuant to the French collective bargaining agreement, as described below.

Eric P. Etchart Severance Benefits

As mentioned previously, as an employee of Manitowoc France SAS, Mr. Etchart is also covered by a collective bargaining agreement, Convention Collective Nationale de Ingeìnieurss et Cadres de Meìtallurgie. The collective bargaining agreement provides for certain severance payments to which Mr. Etchart would be entitled, determined as follows: 120% of the sum of (a) 1/5 of one month’s salary and incentive compensation per year of service for the first seven years of service, plus (b) 3/5ths of one month’s salary and incentive compensation per year of service for each year of service above seven years. For purposes of the foregoing, one month’s salary and incentive compensation is deemed to be 1/12th of the total salary and incentive compensation for the twelve months preceding the severance date. Since Mr. Etchart’s employment began in 1983, he has 26 years of seniority for purposes of calculating his severance. Therefore, assuming a December 31, 2009 termination date, his severance would be $491,446 which is calculated based on the following formula: ((1/5 × 7) + (3/5 × 19))×1.2 = 15.36 multiplied by 1/12th of his total salary and incentive compensation for 2009, or 15.36 × 1/12 × $383,942 = $491,446. Additionally under the terms of the collective bargaining agreement, Mr. Etchart is entitled to six months notice of termination. Mr. Etchart would be entitled to his full compensation and benefits during the six month notice period.

10.	MISCELLANEOUS

Other Matters

Management knows of no business which will be presented for action at the Annual Meeting other than as set forth in the Notice of Annual Meeting accompanying this Proxy Statement. If other matters do properly come before the Annual Meeting, proxies will be voted in accordance with the best judgment of the person or persons exercising authority conferred by such proxies.

Shareholder Proposals

Shareholder proposals for the Annual Meeting of Shareholders in 2011 must be received no later than November 26, 2010, at the Company’s principal executive offices, 2400 South 44th Street, P.O. Box 66, Manitowoc, Wisconsin 54221-0066, directed to the attention of the Secretary, in order to be considered for inclusion in next year’s Annual Meeting proxy material under the Securities and Exchange Commission’s proxy rules.

Under the Company’s Bylaws, written notice of shareholder proposals for the 2011 Annual Meeting of Shareholders of the Company which are not intended to be considered for inclusion in next year’s Annual Meeting proxy material (shareholder proposals submitted outside the processes of Rule 14a-8) must be received not less than 50 nor more than 75 days prior to March 25, 2011, directed to the attention of the Secretary, and such notice must contain the information specified in the Company’s Bylaws.

Annual Report

A copy (without exhibits) of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2009 is available online at www.proxydocs.com/mtw and also through the Company’s website: www.manitowoc.com. In addition, the Company will provide to any shareholder, without charge, upon written request of such shareholder, an additional copy of such Annual Report and a copy of any other document referenced in this Proxy Statement as being available to a shareholder upon request. Such requests should be addressed to Maurice D. Jones, Senior Vice President, General Counsel and Secretary, The Manitowoc Company, Inc., P.O. Box 66, Manitowoc, Wisconsin 54221-0066.

Householding Information

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you and other shareholders of record with whom you share an address currently receive multiple copies of Annual Reports and/or Proxy Statements, or if you hold stock in more than one account and in either case, you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact Maurice D. Jones, Senior Vice President, General Counsel and Secretary (in writing: The Manitowoc Company, Inc., 2400 South 44th Street, P. O. Box 66, Manitowoc, Wisconsin 54221-0066, by telephone: 920-652-1741) with the names in which all accounts are registered. If you participate in householding and wish to receive a separate copy of the 2009 Annual Report or this Proxy Statement, please contact Maurice D. Jones at the above address or phone number. We will deliver the requested documents to you promptly upon your request. Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.

It is important that proxies be returned promptly. Whether or not you expect to attend the Annual Meeting in person, you are requested to complete, date, sign, and return the proxy card as soon as possible.

By Order of the Board of Directors

MAURICE D. JONES
Senior Vice President, General Counsel and Secretary

Manitowoc, Wisconsin
March 25, 2010

ANNUAL MEETING OF THE MANITOWOC COMPANY, INC.

Time:	Tuesday, May 4, 2010 at 9:00 a.m. (CDT)
Place:	Holiday Inn, 4601 Calumet Avenue, Manitowoc, Wisconsin See Voting Instruction on Reverse Side.
Please make your marks like this: ☒ Use dark black pencil or pen only
The Board of Directors Recommends a Vote FOR the listed
nominees in Proposal 1 and FOR Proposals 2 and 3.
1. Election of Directors

	For	Withhold

01 Virgis W. Colbert	☐	☐

02 Kenneth W. Krueger	☐	☐

03 Robert C. Stift	☐	☐

	For	Against	Abstain

2. The approval of the 2003 Incentive Stock and Awards Plan.	☐	☐	☐

3. The ratification of the appointment of PricewaterhouseCoopers, LLP, as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2010.	☐	☐	☐

4. Such other business as may properly come before the annual meeting.
  Comments: Please print your comments below.

Please mark this box if you plan to attend the meeting in person.	☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above
Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of the Shareholders of The Manitowoc Company, Inc.
to be held Tuesday, May 4, 2010
For Shareholders of record as of February 26, 2010

VOTE BY:

	INTERNET	TELEPHONE
Go To		866-390-5369

www.proxypush.com/mtw • Cast your vote online. • View Meeting Documents.	OR	• Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.

MAIL

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

All votes must be received by 5:00 p.m., Eastern Time May 3, 2010.

PROXY TABULATOR FOR
THE MANITOWOC COMPANY, INC.
PO BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Proxy — The Manitowoc Company, Inc.
Proxy/Voting Instructions Solicited on Behalf of the Board of Directors
for the Annual Meeting of Shareholders on May 4, 2010.
The undersigned appoints Glen E. Tellock and Maurice D. Jones or either of them as proxies for the undersigned, with full power of substitution to vote the shares of stock of The Manitowoc Company, Inc. (“the Company”), of the undersigned at the Annual Meeting of Shareholders of the Company to be held at the Holiday Inn Manitowoc located at 4601 Calumet Ave., Manitowoc, Wisconsin on Tuesday, May 4, 2010 at 9:00 a.m. (CDT).
1.	The election of three Directors: Virgis W. Colbert, Kenneth W. Krueger and Robert C. Stift.

2.	The approval of the 2003 Incentive Stock and Awards Plan.

3.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

4.	Such other business as may properly come before the annual meeting.
If you hold shares of Company Common Stock in the Dividend Reinvestment Plan or The Manitowoc Company, Inc. 401(k) Retirement Plan, this proxy constitutes voting instructions for any shares so held by the undersigned.
The Board of Directors of the Company recommends a vote “FOR” the election of the three directors named in the proxy materials, each of whom will serve a term expiring at the annual meeting of the shareholders in 2013; “FOR” the approval of the 2003 Incentive Stock and Awards Plan; and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s registered independent public accountants for the fiscal year ending December 31, 2010.
This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” Proposals 1, 2 and 3.
You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The proxies cannot vote your shares unless you sign and return this card.